Exhibit 2.1

PURCHASE AGREEMENT

BY AND BETWEEN

ENCANA OIL & GAS (USA) INC.

AS SELLER

AND

ENERVEST ENERGY INSTITUTIONAL FUND XII-A, L.P., ENERVEST ENERGY INSTITUTIONAL FUND XII-WIB, L.P., ENERVEST ENERGY INSTITUTIONAL FUND XII-WIC, L.P., ENERVEST HOLDING, L.P. AND EV PROPERTIES, L.P., COLLECTIVELY

AS BUYER

DATED

NOVEMBER 2, 2011

EXHIBITS AND SCHEDULES

Exhibit A:	Procedure for Claiming Title Defects
Exhibit B:	Form of Assignment
Exhibit C:	Form of FIRPTA Affidavit
Exhibit D:	[Reserved]
Exhibit E	Form of Warranty Deed

SCHEDULE LIST:

Schedule of Definitions
Schedule 1.1	Buyer’s Proportionate Shares
Schedule 1.1(i)	Leases and Lands
Schedule 1.1(iii)	Wells
Schedule 1.1(v)	Surface Fee
Schedule 1.1(vii)	Water Wells
Schedule 1.1(viii)	Surface Contracts
Schedule 1.1(ix)	Other Contracts
Schedule 1.1(xi)	Leased Compressors
Schedule 1.1(xiii)	Field Offices
Schedule 1.2	Excluded Assets
Schedule 1.3(a)	Suspense Funds
Schedule 1.3(b)	Additional Liabilities
Schedule 2.6(a)	Wells and Valued Locations
Schedule 2.6(b)	Allocated Values
Schedule 3.2	Consents, Preferential Rights
Schedule 3.3(a)	Exceptions to Property Agreements
Schedule 3.3(b)	Imbalances
Schedule 3.4	Pending Litigation
Schedule 3.6	Authorizations for Expenditures
Schedule 3.8	Environmental Matters
Schedule 3.9	Compliance Matters
Schedule 3.10	Operated Wells Required to Be Plugged
Schedule 5.4	Required Consents
Schedule 5.8	Radio Telemetry
Schedule 5.11	Transportation Agreements
Schedule 5.12	Individuals to Be Employed by Buyer
Schedule 8.4	Retained Liabilities
Schedule 9	Persons of Knowledge

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is made as of November 2, 2011, by and between ENCANA OIL & GAS (USA) INC., a Delaware corporation (“Seller”), and ENERVEST ENERGY INSTITUTIONAL FUND XII-A, L.P., ENERVEST ENERGY INSTITUTIONAL FUND XII-WIB., L.P., ENERVEST ENERGY INSTITUTIONAL FUND XII-WIC, L.P., ENERVEST HOLDING, L.P., AND EV PROPERTIES, L.P., each a Delaware limited partnership (collectively, “Buyer”).

RECITALS

A. Seller owns interests in certain oil and gas leases and wells located in Bosque, Denton, Wise, Tarrant, Parker, Hood and Johnson Counties, Texas (collectively, the “FWB Area”), as further described on Schedule 1.1(i) and Schedule 1.1(iii), attached hereto.

B. Seller desires to sell and Buyer desires to acquire the Assets (as herein defined) on the terms and under the conditions set forth in this Agreement.

C. Capitalized terms used herein, if not defined in context, are defined in the Schedule of Definitions attached hereto and made a part hereof.

AGREEMENT

The parties, in consideration of the premises and of the mutual representations, warranties, covenants, conditions and agreements set forth herein and intending to be bound, agree as set forth below:

ARTICLE I
ASSETS

1.1	Assets. Subject to the Excluded Assets and the other limitations and exceptions set forth herein, at the Closing, subject to the payment of the Adjusted Purchase Price, Seller will sell, assign, convey, transfer and deliver to Buyer, and each Buyer will purchase and accept from Seller its respective undivided proportionate interest set forth opposite each Purchaser’s name in Schedule 1.1 (each Buyer’s “Proportionate Share”), of all of Seller’s right, title and interest in and to the following (collectively, the “Assets”):
(i)	All oil and gas leases, fee mineral interests, and other similar interests of Seller in the FWB Area, whether or not described on Schedule 1.1(i), including all subsurface depths owned by Seller in such interests and all amendments, ratifications and extensions (individually, a “Lease” and collectively, the “Leases”);
(ii)	without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) in and to the oil, gas and other minerals in and under or that may be produced from the lands covered by the Leases, whether or not such lands and interests are described by reference to an instrument set forth on Schedule 1.1(i) (collectively, the “Lands”);

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(iii)	all oil, condensate, natural gas of Seller in the FWB Area, whether or not described on Schedule 1.1(iii), whether producing, operating, shut-in or temporarily abandoned, operated or not operated by Seller (individually, a “Well” or collectively, the “Wells”);
(iv)	all severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids, carbon dioxide and other hydrocarbons and substances of every kind and description produced from the Wells (collectively, “Hydrocarbons”), and either (a) in pipelines on the Effective Time or (b) sold on or after the Effective Time and all proceeds attributable thereto;
(v)	the fee surface interests described on Schedule 1.1(v) (the “Surface Fee”);
(vi)	all right, title and interest in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all casing, tubing, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, gathering systems, plants and other equipment) located on the Lands or the Surface Fee (other than any such personal property consumed in the ordinary course of business following the Effective Time) and used in connection with the exploration, development, operation or maintenance of the Assets;
(vii)	water wells drilled by Seller in connection with the drilling or completion of the Wells, as set forth on Schedule 1.1(vii) (the “Water Wells”);
(viii)	all easements, rights-of-way and surface agreements owned by Seller and used in the operation of the Wells or related to pipelines owned by Seller in the FWB Area, whether or not set forth on Schedule 1.1(viii), and all personal property associated with any such pipelines (the “Surface Contracts”),
(ix)	other than the Leases, the Surface Contracts, the Transportation Agreements and the Pipeline Contracts, all of the contracts, commitments, agreements, and arrangements that relate to the Assets, whether or not set forth on Schedule 1.1(ix) (the “Contracts”);
(x)	those franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by Governmental Authorities and all certificates of convenience or necessity, immunities, privileges, grants and other rights, that relate to the Assets or the ownership or operation thereof (collectively, the “Permits”), provided, however, that Buyer's right with respect to Permits shall be limited to the receipt, by Buyer, of the benefit of the rights and privileges of Seller with respect to such Permits as an owner of the Assets to which such Permits relate, in each case only to the extent related to Buyer’s interest in the Assets, but excluding however any Permits to the extent transfer thereof is restricted by third party agreement or applicable law and the necessary consent to transfer is not obtained, or the Buyer has not agreed in writing to pay the fee or other consideration required for such transfer;

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(xi)	the leases with respect to the leased gas compression equipment listed on Schedule 1.1(xi);
(xii)	all books, records, files, or copies thereof, in Sellers’ possession relating to the Assets, including geological, geochemical, plats, surveys, maps, cross-sections, seismic and geological interpretations, production records, electric logs, cuttings, cores, core data, pressure data, decline and production curves, well files and related matters, division of interest records, lease files, joint operating agreements, title opinions, abstracts, lease operating statements, other accounting information, gas marketing information, gas balancing information, but excluding all (A) Tax Returns, (B) all geophysical, geologic and seismic records and interpretations other than those Seller has the clear right to transfer, (C) computer software, and (D) work product of the Sellers’ attorneys except title opinions and information relating to any assumed litigation (subject to such exclusions, collectively, the “Books and Records”);
(xiii)	the leases associated with Seller’s offices that are described on Schedule 1.1(xiii) (the “Field Offices”); and
(xiv)	the office furniture, desktop computers and network servers (but not the data or software thereon) and computer peripherals such as monitors, printers and other equipment and desktop telephone equipment, if physically located in the Field Offices and owned by Seller and may be transferred to Buyer at no cost to Seller (unless Buyer agrees to pay any such costs).
1.2	Excluded Assets. The Assets do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller, the following (collectively, the “Excluded Assets”):
(i)	(A) all trade credits, accounts receivable, notes receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time, (B) all deposits, cash, checks in process of collection, cash equivalents, and funds attributable to the Assets with respect to any period of time prior to the Effective Time, and (C) funds attributable to third parties for the sale of Hydrocarbons prior to the Effective Time;

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(ii)	Claims (A) arising from acts, omissions, or events, or damage to or destruction of property occurring prior to the Effective Time; or (B) affecting any of the other Excluded Assets or Retained Liabilities;
(iii)	all rights, titles, claims, and interests of Seller arising prior to the Effective Time (A) under any policy or agreement of insurance or indemnity, (B) under any bond, or (C) to any insurance proceeds or awards;
(iv)	all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, excluding all rights and interests with respect to Imbalances as of the Effective Time to the extent the Base Purchase Price is adjusted pursuant to Section 2.03, together with all proceeds from or attributable to such Hydrocarbons, except to the extent that such Hydrocarbons are the subject of an adjustment to the Purchase Price pursuant to Section 2.3;
(v)	claims of Seller for refund of, or loss carry forwards with respect to (A) production, ad valorem, property, severance, excise, or any other Taxes attributable to the Assets during any period prior to the Effective Time, (B) income or franchise taxes imposed on Seller or its Affiliates, and (C) all other Taxes attributable to any of the other Excluded Assets, including credits or refunds related to high cost gas severance Tax exemptions;
(vi)	all amounts due or payable to Seller as adjustments or refunds under any contracts, with respect to periods prior to the Effective Time, specifically including (A) credits, adjustments, or refunds under any order, act, statute, rule, law, or regulation, (B) amounts recoverable from audits under operating agreements, but excluding all rights and interests with respect to Imbalances as of the Effective Time except to the extent such Imbalances are the subject of an adjustment to the Base Purchase Price pursuant to Section 2.3, and (C) claims for refund of legal fees incurred prior to the Effective Time in the pending interpleader action described on Schedule 3.4;
(vii)	all amounts due or payable to Seller as adjustments to insurance premiums related to any period prior to the Effective Time;
(viii)	all proceeds, benefits, income, or revenues accruing (and any security or other deposits made) with respect to (A) the Assets prior to the Effective Time, but excluding all rights and interests with respect to Imbalances as of the Effective Time except to the extent such Imbalances are the subject of an adjustment to the Base Purchase Price pursuant to Section 2.3; and (B) any of the other Excluded Assets;
(ix)	all seismic, geochemical, and geophysical information which Seller does not have the clear right to transfer to Buyer;
(x)	the Transportation Agreements, in accordance with Section 5.11;

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(xi)	all of Seller’s and its Affiliates’ intellectual property, including proprietary computer software, patents, trade secrets, copyrights, names, marks, and logos, but not including proprietary seismic, geochemical, and geophysical information and data to be transferred pursuant to this Agreement;
(xii)	any pipelines, fixtures, tanks, or equipment located on the Assets that belong to third parties (other than Affiliates of Seller), such as lessors or purchasers of Hydrocarbons;
(xiii)	any Property Agreement that is identified as a Required Consent and as to which the necessary consents to transfer are not obtained as contemplated by Section 5.4;
(xiv)	all documents of Seller that may be protected by an attorney-client privilege (other than title opinions and work product relating to any litigation or disputes assumed by Buyer);
(xv)	all leased vehicles;
(xvi)	Seller’s Emergency Response Trailer;
(xvii)	all software even if used exclusively in connection with the Assets;
(xviii)	subject to Section 5.8(b), all radio telemetry equipment, tower leases, related radio equipment leases and radio licenses;
(xix)	all computers, telephone equipment, office equipment and computer peripherals and printers not located in the Field Offices or not owned by Seller (even if physically located in the Field Offices), cell phones and blackberries; and
(xx)	subject to the terms of the Side Letter Agreement (as hereinafter defined), the properties described on Schedule 1.2.
1.3	Assumption.

(a) Subject to Seller’s obligation to indemnify Buyer with respect to the Retained Liabilities, Buyer shall, at and as of the Closing, assume and become obligated to pay, perform, or otherwise discharge all liabilities and obligations of Seller with respect to the Assets, whether arising before or after the Effective Time.

(b) In addition to the foregoing, Buyer will, at and as of the Closing, assume and be obligated to pay for, as an exception to Seller’s obligation to indemnify Buyer, the following (collectively, the “Additional Liabilities”):

(i)	the obligation to pay to the proper owners the amounts held in suspense by Seller, as set forth on Schedule 1.3(a) (the “Suspense Funds”); provided, however, prior to Closing, Seller shall escheat to the State of Texas all Suspense Funds that are escheatable by applicable law prior to the Effective Time. Schedule 1.3(a) sets forth the amounts held in suspense as of the date of this Agreement, but will be updated by Seller at Closing to reflect any additions or disbursements (including amounts escheated to the state) in the interim between execution of this Agreement and Closing;

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(ii)	the proper plugging and abandonment of the Wells, in accordance with Laws and the terms of the applicable Leases (or applicable expired oil and gas leases) including the inactive wells listed on Schedule 3.10;
(iii)	the reclamation and remediation, in accordance with Laws and the terms of the Leases (or applicable expired oil and gas leases) of the undrilled surface locations, frac ponds and locations of plugged wells, and plugging and abandoning the Water Wells, all as listed on Schedule 1.3(b); and
(iv)	the other matters set forth on Schedule 1.3(b).

ARTICLE II
PURCHASE PRICE AND ADJUSTMENTS

2.1	Purchase Price. The base purchase price (the “Base Purchase Price”) will be US$975,000,000.00, paid in cash as hereafter provided.
2.2	Procedure for Determination and Payment of Purchase Price.

(a) No later than the close of business on the third Business Day following execution of this Agreement, Buyer will pay Seller, by wire transfer of immediately available funds to an account designated to Buyer in writing by Seller, a sum of money equal to 5% of the Base Purchase Price, as a deposit (the “Deposit”).

(b) The final amount of money to be paid by Buyer in consideration of the sale and delivery of the Assets to Buyer in accordance with this Agreement will be determined by adding to or subtracting from the Base Purchase Price, as applicable, each adjustment to be made to the Base Purchase Price pursuant to Sections 2.3(a) and 2.3(b) (the Base Purchase Price, as so adjusted, will be referred to herein as the “Purchase Price”).

(c) At the Closing, Buyer will pay Seller by wire transfer in immediately available funds to the account previously designated by Seller, the Purchase Price less the Deposit.

2.3	Adjustments to Base Purchase Price.

(a) To determine the Purchase Price (as herein defined), the Base Purchase Price shall be increased by the following amounts:

(i)	the amount of all ad valorem, production, severance, property or similar Taxes paid by Seller and relating to the Assets for periods from and after the Effective Time, calculated in a similar fashion as set forth in Section 2.3(b)(i);

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(ii)	the aggregate amount of any and all operating costs paid by Seller that relate to the Assets for periods from and after the Effective Time (excluding amounts for which the Base Purchase Price is increased pursuant to Section 2.3(a)(i) above), including, but not limited to, lease operating expenses, transportation and marketing expenses, lease payments, severance and production Taxes;
(iii)	the aggregate amount of any and all capital expenditures actually made by Seller or on Seller’s behalf in accordance with the terms of this Agreement and that relate to the Assets for periods from and after the Effective Time;
(iv)	the sum of $350,000.00 per month (prorated for parts of months) between the Effective Time and the Closing Date, as Seller’s overhead;
(v)	the aggregate amount of money equal to the value of all liquid Hydrocarbons above the load line in tanks on the Leases or in connection with the Assets, as measured and recorded by Seller in the ordinary course of business on November 1, 2011, at a price per barrel of oil or condensate of $90.00;
(vi)	The value of Imbalances due to Seller from third parties, at $3.59 per MMBtu of gas;
(vii)	the cost of the audit to be performed pursuant to Section 5.13, unless Buyer otherwise pays such costs; and
(viii)	any other amount agreed upon by the parties in writing.

(b) To determine the Purchase Price, the Base Purchase Price shall be decreased by the following amounts:

(i)	the amount of all of Seller’s unpaid ad valorem, production, severance, property or similar Taxes relating to the Assets, to the extent that such unpaid Taxes relate to periods of time before the Effective Time (to the extent that any such amount has not been finally determined by Closing or any other date of determination, such amount will be estimated based upon the amount paid for the previous year for the same Asset or Assets). Such Taxes with respect to a period which the Effective Time splits shall be prorated based on the number of days in such period which fall on each side of the Effective Time; provided however, to the extent that such Taxes are computed based on the production from the Assets, such Taxes shall be prorated between the parties based on the period in which the production which is the basis for such calculation occurs, in the same manner as the parties are entitled to receive (or be credited with) such production pursuant to the terms hereof;
(ii)	amounts equal to all revenues (net of royalty, overriding royalty payments and similar such payments) collected or earned by Seller that are attributable to the sale of Hydrocarbons from the Assets (but not taking into account any hedges) and relating to periods of time from and after the Effective Time;

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(iii)	the aggregate of the Title Defect Amounts (as defined in the Title Defect Mechanism) with respect to those Title Defects that are asserted during the Title Examination Period and agreed to by Seller as an adjustment to the Base Purchase Price;
(iv)	the aggregate of the Environmental Defect Amounts with respect to Environmental Defects asserted prior to the Defect Deadline and agreed to by Seller as an adjustment to the Base Purchase Price;
(v)	the aggregate of the Allocated Values attributable to Wells affected by Required Consents if the applicable consent is not received prior to Closing;
(vi)	the amount of the Suspense Funds as of the Closing Date; and
(vii)	the value of Imbalances payable by Seller, at $3.59 per MMBtu of gas;
(viii)	any other amount agreed upon by the parties in writing.
2.4	Preliminary Settlement Statement.

(a)  Seller shall prepare and deliver to Buyer, not later than 3:00 p.m. Central Standard Time on the date that is 5 Business Days prior to the Closing Date, a statement (the “Preliminary Settlement Statement”) setting forth Seller’s good faith estimate of each adjustment to be made in accordance with Sections 2.3(a) and (b). Buyer may dispute in good faith Seller’s estimate of the amount of such adjustments by delivering to Seller written notice of any such disputes no later than 5:00 p.m., Central Standard Time on the date that is 3 Business Days prior to the Closing Date. Buyer and Seller shall use commercially reasonable efforts to resolve any such dispute prior to Closing; provided, that any and all amounts so disputed or other adjustments claimed by Seller and not resolved by mutual agreement of Buyer and Seller prior to Closing shall be resolved in accordance with Section 2.5 and Closing shall occur with payment of the Purchase Price without adjustment due to the disputes; provided, however Title Defects shall be addressed as set forth in Sections 2.3(b)(iii) and the Title Defect Mechanism.

(b)  After the Closing, the Purchase Price shall be subject to further adjustment pursuant to Section 2.5 and neither Seller’s delivery of an estimate of adjustments pursuant to this Section 2.4, the delivery of a dispute notice by Buyer pursuant to this Section 2.4, nor the failure to deliver any such dispute notice shall bar any such further adjustments pursuant to Section 2.5.

2.5	Final Settlement Statement.

(a) On or before the 120th day after the Closing, Seller shall prepare and deliver to Buyer in accordance with this Agreement, a statement (the “Final Settlement Statement”) setting forth Seller’s calculation of the final adjustments to be made to the Base Purchase Price pursuant to Section 2.1.

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(b) Within 20 days after receipt of the Final Settlement Statement, Buyer may deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and the reasons for those changes. The parties shall attempt to agree to the amounts due pursuant to such adjustments, including any disputed amounts, no later than 30 days after Buyer’s receipt of the Final Settlement Statement.

(c) If Seller and Buyer are unable to agree upon the Final Settlement Statement by the 45th day after Buyer’s receipt of same, the Parties will refer the Final Settlement Statement and any necessary supporting information to KPMG LLP (or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Seller in writing) (the “Referral Firm”). The Referral Firm will be directed to review Seller’s Final Settlement Statement and the records relating to the Assets and determine the final adjustments, other than adjustments for Title Defects which shall be determined in accordance with the Title Defect Mechanism. With respect to any matters under this Agreement to be resolved by the Referral Firm, neither the Referral Firm nor any person employed by the Referral Firm will interpret the provisions of this Agreement unless otherwise agreed by Seller and Buyer. With respect to any matters for which interpretation of this Agreement is required pursuant to settlement of matters under this Section 2.5, and for which Buyer and Seller cannot agree on such interpretation, such matter shall be submitted to arbitration as provided in Article X and the Referral Firm shall decide all other matters specified in this Section 2.5. The decision of the Referral Firm shall be binding on Buyer and Seller, and the fees and expenses of the Referral Firm shall be borne one-half each by Buyer and Seller. The Referral Firm shall deliver its final calculation of the Purchase Price in writing to Buyer and Seller as soon as practicable, and the parties shall pay and receive the final adjustment amount, no later than the 5th Business Day following the owing party’s receipt from the Referral Firm of the final Purchase Price determination.

(d) The date that is the later of: (i) the 30th day following Buyer’s receipt of the Final Settlement Statement; or (ii) the date on which the last of all disputed adjustments, if there are any, is settled, will be the “Final Settlement Date.” No later than five Business Days after the Final Settlement Date, the party owing the greater amount in accordance with the approved Final Settlement Statement must pay the other party the net difference, by wire transfer of immediately available funds. After the Final Settlement Date, there will be no further adjustments pursuant to Sections 2.2, 2.3, 2.4 and 2.5 unless the amount to be adjusted exceeds $50,000.00.

(e) The parties will, and will cause their representatives to, cooperate and assist in the preparation of the Final Settlement Statement and the conduct of the reviews and audits referred to in this Section 2.5, including but not limited to making available books, records and personnel as reasonably required.

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2.6	Allocation of Purchase Price.

(a) Schedule 2.6(a) sets forth Seller’s Working Interest and Net Revenue Interest in the Barnett Shale Formation in each Well. Schedule 2.6(a) also sets forth Seller’s proposed Working Interest and Net Revenue Interest in each potential well on Seller’s leasehold that Seller has identified as a viable additional drillsite on Seller’s leashold or lands pooled or unitized therewith (a “Valued Location”).

(b) Buyer has prepared Schedule 2.6(b), setting forth the monetary amount, for each Well and Valued Location, allocated by Buyer to determine the Base Purchase Price (the “Allocated Values”). “Allocated Value” means the value allocated to any individual portion of the Assets, as set forth on Schedule 2.6(b).

(c) In addition to allocating value as provided on Schedule 2.6(b), Buyer must separately allocate value to the parcel of real property described on Schedule 1.1(v) as the Willow Park tract.

(d) Seller and Buyer agree that they will further allocate the Purchase Price among the Assets for Tax purposes in a manner consistent with Section 1060 of the Code and the regulations thereunder based upon the fair market value of the Assets. Buyer shall deliver such purchase price allocation to Seller, for Seller’s review and comment, within 60 days after Closing. Seller and Buyer shall work in good faith to agree on the amounts and reporting of the purchase price allocation in accordance with Section 1060 of the Code and the regulations thereunder; provided, however, that if Seller and Buyer cannot agree on the amounts and reporting of the purchase price allocation, each of Seller and Buyer shall be free to report the purchase price allocation in a manner that each party reasonably believes is the most consistent with the requirements of Section 1060 of the Code and the regulations thereunder. If Seller and Buyer are able to agree on the amounts and reporting of the purchase price allocation, then to the extent that the Purchase Price is adjusted pursuant to Section 2.5, Seller and Buyer shall work in good faith to agree on the appropriate revisions to the purchase price allocation. If Seller and Buyer agree on the purchase price allocation, Seller and Buyer agree to file all information reports and Tax Returns (including IRS Form 8594 and any amended Tax Returns or claims for refund) in a manner consistent with the purchase price allocation agreed upon under this Section 2.6; provided, however, that:

(i)	Buyer’s cost for the Assets may differ from the total amount allocated thereunder to reflect Buyer’s capitalized transaction costs not included in the amount allocated, and
(ii)	Seller’s amount realized on the sale of the Assets may differ from the total amount so allocated to reflect Seller’s transaction costs that reduce the amount realized.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	Organization. Seller represents and warrants to Buyer that:

(a) it is duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

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(b) it has full corporate power and authority to conduct its business as it is now being conducted and to own the Assets (or to lease those Assets leased by it);

(c) it is in good standing and qualified to do business in Texas and in each other jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not prevent, materially delay or affect consummation of the transactions contemplated hereby;

(d) the execution, delivery and performance of this Agreement have been authorized by all necessary corporate action on the part of Seller, and no further corporate actions on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement, and all of the other documents or instruments required to be executed and delivered by Seller at Closing have been, or at Closing will be, duly executed and delivered by Seller and (assuming the due authorization, execution and delivery hereof and thereof by Buyer) are, or will be at Closing, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

3.2	No Violation or Conflict; Consents; Preferential Rights. Seller represents and warrants to Buyer that:

(a) The execution, delivery and performance of this Agreement and all of the other documents and instruments contemplated hereby to which such Seller is a party does not and will not conflict with, violate or breach any Laws, judgment, order or decree binding on Seller or otherwise affecting the Assets in which Seller has an interest, or result in a breach of, or default under, or result in the creation of any Lien on, the organizational documents of Seller.

(b) Except as set forth on Schedule 3.2, there are no:

(i)	preferential rights to purchase any of Seller’s interest in the Assets;
(ii)	rights of first refusal with respect to any of Seller’s interest in the Assets; or
(iii)	consents required by any third party in order to validly assign any of Seller’s interest in the Assets, other than in connection with the pre-merger notification required under the HSR Act.
3.3	Property Agreements. Seller represents and warrants to Buyer that:

(a) to Seller’s Knowledge, the Property Agreements affecting the Operated Wells:

(i)	are sufficient to operate the Leases in a manner consistent with Seller’s current operations, except as set forth on Schedule 3.3(a); and
(ii)	Seller has not received written notice that it is, and Seller has not provided written notice that any other party is, in breach of any of its material obligations under any Property Agreement, except as set forth on Schedule 3.3(a).

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(b) Except as set forth on Schedule 3.3(b), there are no Imbalances.

3.4	Litigation. Seller represents and warrants to Buyer that, except as set forth on Schedule 3.4, there is no Action, or any order, decree or judgment, now pending or in effect, or, to the Knowledge of Seller, threatened or contemplated against Seller’s interest in the Assets.
3.5	Taxes. Seller represents and warrants to Buyer that:

(a) There are no Liens for Taxes on Seller’s interest in the Assets, except for Taxes not yet due, and there is no unpaid Tax payable by Seller for which Buyer would become liable by reason of purchasing the Assets hereunder. Seller has filed or will file all federal, state, local and other Tax reports and returns required to be filed by Seller in connection with its ownership or operation of the Assets.

(b) None of the Leases is subject to any tax partnership, as defined in Section 761 of the Code.

(c) Seller is not a nonresident alien or foreign corporation (as those terms are defined in the Code).

3.6	Commitments. Seller represents and warrants that except as set forth on Schedule 3.6, there are no pending authorizations for expenditures (“AFEs”) or other capital commitments or expenditures in excess of $50,000.00 per activity, net to Seller, with respect to any drilling or other operations to be conducted on the Assets.
3.7	Commissions. Seller represents and warrants that Buyer shall have no obligation or liability for any broker commission, finder’s fee or similar arrangement with respect to this transaction.
3.8	Environmental Matters.

(a) Seller represents and warrants to Buyer that Seller has not been notified in writing by any Governmental Authority or third-party that any of the Assets is the subject of any investigation or inquiry by any Governmental Authority or other third-party:

(i)	evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Substances or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Substances or investigation or inquiry remains unresolved as of the date hereof; or
(ii)	that Seller is in material violation of any Environmental Laws.

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(b) To Seller’s Knowledge, Schedule 3.8 sets forth Seller’s pending compliance obligations with respect to Environmental Laws.

3.9	Compliance with Laws.

(a) Except with respect to Environmental Matters (with respect to which Sellers make only the representation set forth in Section 3.8), to the Knowledge of Seller, Seller has operated the Assets in material compliance with all applicable Laws, except where the failure to be in compliance would not have a Material Adverse Effect and Seller has not received any written notice or demand with respect to non-compliance from any Governmental Authority having jurisdiction over the Assets.

(b) To Seller’s Knowledge, Schedule 3.9 sets forth a description of all matters pending with Governmental Authorities with respect to the Assets; provided, however, that the fact that such matters are described on Schedule 3.9 is not an admission that such matters are a violation of applicable Laws.

3.10	Wells. All Operated Wells have been located, drilled and completed in substantial compliance with all laws applicable thereto except where the failure to be in substantial compliance with all laws applicable thereto will not have a Material Adverse Effect. To Seller’s Knowledge, except as set forth on Schedule 3.10, there are no Hydrocarbon wells that Seller is currently obligated by applicable law to plug and abandon because they are incapable of producing.
3.11	State of Repair; Equipment. To Seller’s Knowledge, the Assets operated by Seller have been maintained in a state of repair so as to be reasonably adequate for normal operations.
3.12	Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT AND IN THE ASSIGNMENT, SELLER WILL CONVEY TO BUYER THE INTERESTS WITHOUT ANY EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES OR REPRESENTATIONS RELATING TO (I) SELLER, (II) SELLER’S TITLE IN AND TO THE ASSETS, (III) THE CONDITION OF THE ASSETS, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE ASSETS, (V) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE ASSETS FOR A PARTICULAR PURPOSE, (VI) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (VII) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR (VIII) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY APPLICABLE ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN PURCHASING THE INTERESTS BUYER ACCEPTS THE PROPERTIES “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO (A) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES IN, UNDER, OR ATTRIBUTABLE TO THE ASSETS, (B) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE ASSETS, (C) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE ASSETS OR ANY VALUE THEREOF OR (D) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS. BUYER ACKNOWLEDGES AND AGREES TO THE FOREGOING AND THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS.”

ADDITIONALLY, SECTION 3.8 CONSTITUTES THE SOLE REPRESENTATION WITH RESPECT TO MATTERS RELATING TO THE ENVIRONMENT AND ENVIRONMENTAL LAWS.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF BUYER

Buyer hereby represents and warrants to Seller:

4.1	Organization, Authority. Each Buyer hereby represents and warrants to Seller that:

(a) It is a limited partnership, duly formed, validly existing and in good standing under the laws of Delaware.

(b) Each entity constituting Buyer is, or at the time of Closing will be, duly qualified as a foreign limited partnership in good standing in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not prevent, materially delay or affect consummation of the transactions contemplated hereby.

(c) Each entity constituting Buyer has full entity power and authority to execute, deliver and perform this Agreement and each agreement or instrument (to which it is a party) executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby. Each such party’s execution, delivery and performance of this Agreement and all agreements and instruments executed in connection herewith or delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite entity action. This Agreement and all agreements or instruments executed by the parties constituting Buyer in connection herewith or delivered by such parties pursuant hereto have been or will be duly executed and delivered by such party, and this Agreement and all agreements and instruments executed by such parties in connection herewith or delivered pursuant hereto constitute and will constitute the legal, valid and binding obligations of such party, enforceable in accordance with their respective terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity).

4.2	Noncontravention. The execution, delivery and performance by each entity constituting Buyer of this Agreement and each agreement or instrument executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein will not, with or without the giving of notice or the passage of time, or both, (i) conflict with, or result in a violation or breach of, or a default, right to accelerate or loss of rights under, or result in the creation of any Lien under or pursuant to, any provision of such Buyer’s organizational documents or any applicable Laws, or any finding, order, judgment, writ, injunction or decree to which such Buyer is a party or by which such Buyer or its assets may be bound or affected; or (ii) require the approval, consent or authorization of, or prior notice to, filing with or registration with, any Governmental Authority, or any other person or entity, except for filings or approvals customarily acquired after conveyance of oil and gas interests.
4.3	No Reliance. Each entity constituting Buyer acknowledges that it has not relied on any oral or written statements, representations, warranties, or assurances from Seller or its officers, directors, employees, agents, or consultants, except those in Article III hereof. Each entity constituting Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, subject to the express representations and covenants of Seller set forth in this Agreement, each entity constituting Buyer:
(i)	has relied or shall rely solely on its own independent investigation and evaluation of the Assets (including, without limitation, environmental due diligence) and the express provisions of this Agreement and
(ii)	has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Assets.
4.4	Purchase for Investment. Each entity constituting Buyer is acquiring the Assets for its own account for the purpose of investment and/or for the accounts of its Affiliated parties and not with a view to or for sale in connection with any distribution thereof.
4.5	Environmental Liabilities. Except as expressly stated in this Agrement, no entity constituting Buyer is relying upon any representation or warranty of Seller as to the environmental condition of the Assets.
4.6	Financing. Collectively, Buyer has, or will have at Closing, sufficient financing to fully satisfy its obligations under this Agreement, including, without limitation, to pay the Purchase Price to Seller, as and when due.

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ARTICLE V
COVENANTS

5.1	Conduct of Business.

(a) Except with the prior written consent of Buyer (which consent shall not be unreasonably withheld), until the earlier of Closing or the termination of this Agreement, Seller will not:

(i)	create, authorize or refuse to authorize any AFE on any Well;
(ii)	except as permitted by paragraph (b), below, enter into any contracts, agreements, leases, licenses, commitments, sale, or purchase orders with respect to the Assets that are performable after Closing (provided, however, that any contracts entered into by Seller that are performable after the Effective Date must be in the ordinary course of business and will not exceed $50,000 in value without Buyer’s consent);
(iii)	materially modify, change, or amend, or waive, release, grant or transfer any rights under, any Property Agreement;
(iv)	create any burden or encumbrance on the Leases;
(v)	enter into an agreement, contract, commitment or arrangement to do any of the foregoing;
(vi)	sell, lease or otherwise dispose of any Assets other than the sale of Hydrocarbons produced from the Assets in the ordinary course of business;
(vii)	waive, release or assign any rights or claims related to the any of the Assets; or
(viii)	resign as the operator of any of the Operated Wells.

(b) Until Closing or the earlier termination of this Agreement, Seller will:

(i)	pay or cause to be paid its proportionate shares of all costs and expenses incurred in connection with the operation of the Assets and Seller will notify Buyer of ongoing activities and obtain Buyer’s consent to major capital expenditures in excess of $50,000.00 net to Seller per activity conducted on the Assets; provided, however, that Seller may take all actions to remedy any emergency situation arising with respect to any Well or Lease without seeking Buyer’s prior consent;
(ii)	operate the Operated Wells in a good and workmanlike manner, in accordance with past practice;

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(iii)	unless Buyer directs otherwise, plug and abandon the Bonds Ranch 4010 well, API #42-439-30581; and
(iv)	at Seller’s sole discretion, enter into any negotiations, make any agreements and take any other actions necessary with respect to the litigation described on Schedule 3.4 as Encana Oil & Gas (USA) Inc. v. Scott T. Schambacher, Trustee of the Schambacher Children’s Trust, et al.
5.2	Access to Information.

(a) Buyer and Seller acknowledge that Buyer and its authorized agents, officers and representatives have had, and will continue to have, until the earlier of Closing or the termination of this Agreement, at Buyer’s sole cost, risk and expense, reasonable access to the Assets, including the Books and Records, in order to conduct such examinations and investigations of the Assets as Buyer deems necessary; provided, however, that such examinations and investigations:

(i)	shall be conducted during the normal business hours of Seller;
(ii)	shall not unreasonably interfere with the operations and activities of Seller;
(iii)	shall be subject to the prior written approval of Seller, such approval not to be unreasonably withheld.

(b) Buyer acknowledges that Seller is a non-operating interest owner in many of the Wells, and may not have the ability to grant access to the Assets in all cases. Seller agrees to use commercially reasonable efforts to obtain access to the Assets for Buyer.

(c) The Confidentiality Agreement will remain in full force and effect until Closing.

5.3	Public Announcements. Until Closing, all general notices, releases, statements and communications to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be agreed upon in advance by Seller and Buyer; provided, however, that either Seller or Buyer or their respective Affiliates shall be entitled to make a public announcement of the foregoing if, in the opinion of its legal counsel, such announcement is required to comply with Laws or any listing agreement with any national securities exchange or inter-dealer quotation system and if it first gives prior written notice to the other party hereto of its intention to make such public announcement and provides the opportunity for the other party to review and comment upon the content of such disclosure.
5.4	Consents and Preferential Rights.

(a) Immediately following the execution of this Agreement, Seller will notify the holders of the consent rights and preferential rights set forth on Schedule 3.2. Seller will exercise commercially reasonable efforts to satisfy all of such requirements prior to the Closing.

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(b) Schedule 5.4 sets forth a list of Leases and Property Agreements requiring the consent of third parties to assign that, if not obtained by Closing, would: (i) invalidate the conveyance of the Assets, (ii) result in the termination of the affected agreement, or (iii) result in the material breach of the affected agreement (collectively, the “Required Consents”); provided, however, that consents and approvals that are customarily obtained post Closing (such as federal and state approvals of assignments), and other consents that do not specifically invalidate the conveyance if not obtained are not “Required Consents.” Seller shall use commercially reasonable efforts to obtain all Required Consents and to give notices required in connection with preferential purchase rights prior to Closing.

(c) If a Required Consent has not been obtained as of the Closing, then (i) the portion of the Assets for which such Required Consent has not been obtained shall not be conveyed at the Closing, (ii) the Allocated Value for that Asset shall not be paid to Seller at Closing (in the same manner as an agreed-upon Title Defect), and (iii) Seller shall use its reasonable efforts to obtain such consent as promptly as possible following Closing. If such Required Consent has been obtained as of the end of the Cure Period, Seller shall convey the affected Asset to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the affected Asset, subject to any applicable adjustments pursuant to Section 2.3. If such Required Consent has not been obtained as of the end of the Cure Period, the affected Asset shall be deemed to be an Excluded Asset and Seller shall retain such Asset and all revenue with respect thereto. Buyer shall reasonably cooperate with Seller in obtaining any Required Consent.

(d) Subject to the terms of the Assignment, all other agreements set forth on Schedule 3.2 will be assigned to Buyer at Closing and it will be the responsibility of Buyer to obtain the required consents after Closing.

(e) If any preferential right to purchase any portion of the Assets is exercised prior to the Closing Date, or if the time frame for the exercise of such preferential purchase right has not expired and Seller has not received notice of an intent not to exercise or waiver of the preferential purchase right, then that portion of the Assets affected by such preferential purchase right shall be excluded from the Assets at Closing and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets. If a portion of the Assets is excluded from the Assets conveyed at Closing because the time for exercising a preferential right to purchase has not run, but the time for exercising expires without exercise before the end of the Cure Period, Seller will convey the affected portion of the Assets to Buyer, and Buyer will pay Seller the Allocated Value of the affected portion of the Assets, subject to any applicable adjustments pursuant to Section 2.3

(f) If a third party exercises its preferential right to purchase, but fails to consummate the transaction prior to the Closing, Seller shall retain the affected Assets at Closing and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets.

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(g) If a third party exercises its preferential right to purchase, but does not consummate the transaction within the time frame specified in the preferential purchase right (provided that the reason therefore is not Seller’s default), Seller agrees to convey the affected Asset to Buyer as soon as possible after the expiration of the time for consummation of the transaction by the holder of the preferential right, such conveyance to be effective as of the Effective Time, and Buyer agrees to pay Seller the Allocated Value of the affected Asset.

(h) If a preferential purchase right is not discovered prior to Closing, and the affected Asset is conveyed to Buyer at Closing, and the preferential purchase right is exercised after Closing, Buyer agrees to convey such affected Asset to the party exercising such right on the same terms and conditions under which Seller conveyed such Asset to Buyer (with the purchase price being the Allocated Value for the affected Asset) and retain all amounts paid by the party exercising such preferential right to purchase. In the event of such exercise, Buyer shall prepare, execute and deliver a form of conveyance of such Asset to such exercising party, such conveyance to be in form and substance as provided in this Agreement.

(i) The remedies set forth in this Section 5.4 are the exclusive remedies for the preferential purchase rights and consents (including Required Consents)

5.5	Transition Services. At the Closing, Seller will execute and deliver to Buyer a mutually agreeable Transition Services Agreement (the “Transition Services Agreement”), providing for (i) the administration of the Operated Wells or Assets (as applicable) for the period of time after the Closing necessary to account for at least the production month of December, 2011, (ii) the transportation and marketing of Buyer’s gas until March 31, 2012, pursuant to Section 5.11, (iii) assistance with telemetry issues during Buyer’s process of obtaining and implementing all necessary licensing for required radio frequencies and equipment, and (iv) such other matters that are agreed to therein.
5.6	Environmental Matter Notification.

(a) Beginning on the date of this Agreement and ending December 13, 2011 (such date, the “Defect Deadline”), Seller shall afford to Buyer and its representatives reasonable access during normal business hours, at its sole risk and expense, to conduct such environmental investigation of the Assets as Buyer may in its sole discretion choose to conduct in order to determine whether Environmental Defects (as defined below) exist (“Environmental Investigations”). Buyer will employ a third party environmental consultant selected by Buyer and approved by Seller (which approval shall not be unreasonably withheld) (the “Environmental Consultant”) to determine the existence of any Environmental Defects and the Environmental Defect Amount associated therewith.

(b) Seller agrees to reasonably cooperate with Buyer’s Environmental Investigations, but any and all such Environmental Investigations shall be performed at Buyer’s sole risk and expense. Buyer’s Environmental Investigations shall be conducted in accordance with Laws and shall not interfere with the business of Seller. No sampling or invasive inspections of the Assets may be conducted without Seller’s prior written consent which Seller will not unreasonably withhold. Buyer’s Environmental Investigations may not exacerbate environmental defects or conditions identified as a part of the environmental investigation. If Buyer or its agents prepares an environmental assessment of any portion of the Assets at any time prior to Closing, Buyer agrees to keep such assessment confidential (except as required to be disclosed pursuant to any applicable law or Governmental Authority) and to furnish copies thereof to Seller.

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(c) If Buyer discovers, prior to the Defect Deadline, any Environmental Defect affecting any of the Assets, Buyer may notify Seller of such alleged Environmental Defect. To be effective, such notice (“Environmental Defect Notice”) must:

(i)	be delivered as soon as reasonably practicable, but no later than the end of the Defect Deadline;
(ii)	be in writing;
(iii)	describe the basis for claiming the Environmental Defect in reasonable detail and including any supporting documents available to Buyer;
(iv)	identify the affected Asset to which such Environmental Defect relates;
(v)	identify the condition in, on or under the Asset that causes the Environmental Defect, including the approximate date the Environmental Defect commenced to the extent such can be reasonably determined; and
(vi)	include the costs or estimates thereof to remediate a particular Environmental Defect, as estimated in writing by the Environmental Consultant in good faith (“Environmental Defect Amount”).

(d) “Environmental Defect” means a condition in, on or under the Asset (including without limitation, with respect to air, land, soil, surface and subsurface strata, surface water and ground water) that (X) is attributable to the period of time prior to the Effective Time, and (Y) causes an Asset to be in material violation of an Environmental Law, and the Environmental Defect Amount exceeds $50,000 with respect to any individual portion of the Assets and per condition, net to Seller’s interest; provided, however, that any Environmental Defect affecting multiple portions of the Assets from a single occurrence shall be treated as a single Environmental Defect and subject to only one $50,000 threshold.

(e) Notwithstanding that Buyer delivers timely and effective Environmental Defect Notices to Seller, there will be no adjustment to the Base Purchase Price with respect to Environmental Defects and no obligation of Seller to attempt to cure any Environmental Defect or retain liability for any Environmental Defect unless the sum of all Environmental Defect Amounts attributable to Environmental Defects identified by Buyer in timely-delivered and effective Environmental Notices exceeds 1.5% of the Base Purchase Price (the “Environmental Defect Basket”), in which event Seller will provide Buyer with a Seller Response to the Environmental Defects that are in excess of the Environmental Defect Basket. Buyer may not claim an adjustment to the Base Purchase Price for Environmental Defects affecting a portion of the Assets if the applicable portion of the Assets has been excluded from the Assets conveyed at Closing pursuant to any other provision of this Agreement.

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(f) No later than three Business Days after the Defect Deadline, Seller shall notify Buyer in writing that it elects either (items (i) through (iv), below, “Seller’s Response”):

(i)	to attempt to cure the Environmental Defect to Buyer’s reasonable satisfaction before Closing, provided, however, that Seller has no obligation to cure any environmental condition or Environmental Defect;
(ii)	to adjust the Base Purchase Price downward at Closing by the Environmental Defect Amount;
(iii)	with the consent of Buyer, to retain the liability associated with the alleged Environmental Defect and indemnify Buyer against the same as a Retained Liability; or
(iv)	to dispute the Environmental Defect or the Environmental Defect Amount as set forth in paragraph (g), below.

(g) If Seller disputes any Environmental Defects or the Environmental Defect Amounts with respect thereto, then, if practicable under the circumstances, representatives of Buyer and Seller knowledgeable in environmental matters shall meet no later than three Business Days following the date of Seller’s response and either (i) mutually agree to reject the particular Environmental Defect or (ii) agree on the validity of such Environmental Defect and the Environmental Defect Amount with respect thereto. If the Parties cannot agree on either options (i) or (ii) in the preceding sentence, or the Parties cannot meet (and do not otherwise agree to resolve the matter), the applicable Environmental Defects and the Environmental Defect Amounts in dispute shall be resolved through an arbitration proceeding conducted in the manner provided for Title Defects in the Title Defect Mechanism, except that the arbitrator must be a person familiar by training and experience with Environmental Laws and their application in the oil and gas industry; provided, however, if the Parties are unable to agree on a resolution associated with any Environmental Defects raised by Buyer, the Parties shall proceed to Closing without adjustment of the Base Purchase Price for the disputed Environmental Defects and the matters will be resolved after Closing through the aforementioned arbitration procedures.

(h) Buyer hereby indemnifies and shall defend and hold Seller, its Affiliates and its and their respective owners, officers, directors, employees, agents, representatives, contractors, successors, and assigns) harmless from and against any and all of the following claims arising from Buyer’s inspecting and observing the Assets: (i) claims for personal injuries to or death of employees of Buyer, its contractors, agents, consultants, and representatives, and damage to the property of Buyer or others acting on behalf of Buyer, except for injuries or death caused by the gross negligence or willful misconduct of Seller, its Affiliates or its or their respective employees, contractors, agents, consultants, or representatives; and (ii) claims for personal injuries to or death of employees of Seller or third parties, and damage to the property of Seller or third parties, to the extent caused by the negligence, gross negligence, or willful misconduct of Buyer. TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

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5.7	Hart-Scott-Rodino Antitrust Improvements Act of 1976. Buyer shall prepare and file, as promptly as practicable, but in no event more than 10 Business Days following the execution of this Agreement, with the U.S. Federal Trade Commission (the "FTC") and the Anti-Trust Division of the U.S. Department of Justice (the "Antitrust Division"), as applicable, the notification and report form, if any, required for the transactions contemplated by this Agreement and the Transaction Agreements pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), as amended, and shall promptly furnish any information or documentary material requested by the FTC or the Antitrust Division. Seller and Buyer will request expedited treatment (i.e., early termination) of such filing. Seller and its Affiliates shall promptly furnish to Buyer or the FTC or the Antitrust Division, such necessary information and shall provide such reasonable assistance as Buyer may request in connection with such notification. Each of the Seller and Buyer will bear their own costs and expenses relating to the compliance with this Section and Seller and Buyer will share equally all filing fees required by the HSR Act.
5.8	Radio Telemetry.

(a) The parties acknowledge that:

(i)	Seller owns and operates a radio telemetry system which gathers information from the Wells and also serves to control, remotely, certain functions with respect to the Wells;
(ii)	Seller requires the information transmitted by the radio telemetry system in order to perform its revenue accounting for the Wells;
(iii)	that Seller cannot transfer certain of the Federal Communications Commission (“FCC”) licenses necessary for use of portions of the radio telemetry system due to the bankruptcy of the licensor from whom Seller received the licenses (the “MCLM Licenses”);
(iv)	that assignment of the remainder of the FCC licenses associated with the radio telemetry system is subject to the FCC’s prior consent.

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(b) Buyer will acquire from Seller as hereinafter provided and to the extent possible under existing regulations and subject to the bankruptcy issues effecting the MCLM Licenses, all licenses, software, agreements and personal property associated with the radio telemetry system used to operate the Assets, as described in Schedule 5.8 (the “Radio Telemetry Assets”). As soon after Closing as is reasonably practical for Buyer to obtain and have in place all necessary equipment and/or licenses necessary to replace the MCLM Licenses and otherwise have the ability to electronically monitor well activity (but no earlier than the termination of Seller’s provision of accounting services under the Transition Services Agreement), Seller will assign to Buyer, and Buyer will accept from Seller, without warranty of any kind, assignment of such portions of the radio telemetry system as Seller is able to assign (other than the MCLM Licenses, which will be retained by Seller), at no cost to Buyer other than the costs, if any, incurred by Seller to make the assignment. Notwithstanding the foregoing, Seller will not assign to Buyer any software associated with the radio telemetry system unless Buyer agrees to pay all costs imposed by the licensor of such software.

(c) Buyer and Seller furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation, filing and prosecution of the request for consent from the FCC.

5.9	Corporate Status. Buyer shall maintain its status as a Delaware limited partnership from the date hereof until the Final Settlement Date to assure that it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the transaction.
5.10	Replacement Bonds and Instruments. At Closing, Buyer shall provide evidence that it has in place appropriate surety instruments and bonds as required by applicable Governmental Authorities for Buyer to own and operate the Assets.
5.11	Natural Gas Transportation.

(a) Seller is a party to those certain natural gas transportation agreements set forth on Schedule 5.11 (collectively, the “Transportation Agreements” and each individually a “Transportation Agreement”), providing for the transportation of natural gas downstream out of the geographic area of the Assets to markets. The parties acknowledge that the Transportation Agreements provide for such transportation for gas produced from the Assets as well as other gas produced by Seller.

(b) The parties further acknowledge that certain of the Transportation Agreements terminate of their own terms on March 31, 2012. After the Closing, and until March 31, 2012, Seller will transport and market Buyer’s gas pursuant to the terms of the Transition Services Agreement.

(c) At the end of the term of the Transition Services Agreement, Seller will deliver to Buyer, and Buyer will accept from Seller, subject to the prior written consent of the contract counterparty, a partial assignment and novation of those certain Transportation Agreements described on Schedule 5.11 as the Transportation Agreements, assigning to Buyer its proportionate share set forth on Schedule 5.11 of the rights and obligations with respect to such Transportation Agreements.

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5.12	Employees of Seller. Buyer agrees, on or before the Closing Date, to interview for employment those employees of Seller currently working on the Assets and set forth on Schedule 5.12. Hiring determinations will be made based on Buyer’s needs and will be on terms commensurate with similarly skilled and experienced employees working in other areas of its Barnett Shale operations. Seller will be responsible for any severance payments made to employees Buyer does not hire. Notwithstanding the above, for a period of one year from the Closing Date, Buyer will not directly or indirectly solicit for employment any person who is now employed by Seller or its Affiliates other than those set forth on Schedule 5.12; provided, however, Buyer shall not be prohibited from hiring persons who contact Buyer directly or who respond to general solicitations for employment made through public media sources. For the avoidance of doubt, Seller shall be responsible for all issues arising in regards to the employment of such persons prior to the Closing Date and Buyer shall be responsible for all issues arising in regards to the employment of such persons after the Closing Date.
5.13	Audited Financial Statements. Seller shall provide to Buyer as soon as reasonably possible after the execution of this Agreement, but in any event, not later than one week prior to the Closing Date, any audited and unaudited financial statements of the Assets required to be filed by EV Energy Partners, L.P. under the rules of the U.S. Securities and Exchange Commission. Buyer will pay all costs associated with this audit even if Closing does not occur. In no event shall Buyer use such audit findings for purposes of asserting a claim for Losses under this Agreement.
5.14	Field Offices. Seller will cooperate with Buyer at and after Closing to clear the computers and computer equipment of: (i) Seller’s data; and (ii) software, such that Seller under no circumstances breaches any software licenses associated with such equipment. Seller and Buyer acknowledge that the telephones and computer equipment may not be functional without the deleted software, and that all replacement software and equipment needed in order to make such equipment functional will be at Buyer’s sole expense.

ARTICLE VI
CONDITIONS PRECEDENT TO CONSUMMATION OF THE CLOSING; CLOSING

6.1	Conditions Precedent to Each Party’s Obligations to Close. The respective obligations of each party to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the parties hereto shall use their commercially reasonable efforts to have any such order, decree or injunction vacated or reversed;

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(b) all consents, authorizations, orders, permits and approvals for (or registrations, declarations or filings with) required by the United States government in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including those arising under the HSR Act and the rules and regulations of the Department of Justice and the Federal Trade Commission, shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration may not reasonably be expected to have a Material Adverse Effect.

6.2	Conditions Precedent to Obligations of Buyer to Proceed With Closing. The obligation of Buyer to proceed with Closing on the Closing Date is subject to the satisfaction, or waiver by Buyer, at or prior to the Closing, of the following conditions precedent:

(a) Subject to Section 8.5(d), the representations and warranties of Seller contained in Article III shall be true and correct at and as of the Closing Date (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein), except where the failure to be true and correct would not have a Material Adverse Effect; and

(b) Seller shall have performed the obligations and complied with the covenants contained herein to the extent such obligations and covenants are required to be performed or complied with by it at or before Closing, except where the failure to do so would not have a Material Adverse Effect.

6.3	Conditions Precedent to Obligations of Seller to Proceed with Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver by Seller at or prior to the Closing of the following conditions precedent:

(a) the representations and warranties of Buyer contained in Article IV shall be true and correct at and as of the Closing Date (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein) except where the failure to be true and correct would not have a Material Adverse Effect; and

(b) Buyer shall have performed the obligations and complied with the covenants contained herein to the extent such obligations and covenants are required to be performed or complied with by it at or before Closing except where the failure to do so would not have a Material Adverse Effect; and

(c) The reduction of the Base Purchase Price as a result of Title Defects, Required Consents and Environmental Defects does not exceed 10% of the Base Purchase Price.

6.4	The Closing.

(a) At Closing:

(i)	Seller shall execute and deliver to Buyer an Assignment substantially in the form attached hereto as Exhibit B, containing a description of all Assets subject to assignment to Buyer, along with counterpart originals suitable for recording in each jurisdiction in which the Assets are located (suitably redacted to describe only the real property interests located in the applicable jurisdiction), conveying to Buyer the interest of Seller in the portion of the Assets to be conveyed by assignment;

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(ii)	Seller shall fully execute and deliver to Buyer the Transition Services Agreement;
(iii)	Seller shall fully execute and deliver to Buyer one or more deeds, in the form attached hereto as Exhibit E, conveying to Buyer the Surface Fee;
(iv)	Seller shall deliver a certificate, signed by an authorized officer, certifying that the conditions set forth in Section 6.2 have been satisfied;
(v)	Seller shall execute and deliver a FIRPTA Affidavit in the form attached hereto as Exhibit C;
(vi)	Seller shall deliver to Buyer or its Affiliate, EnerVest Operating. L.L.C., executed Texas Railroad Commission Forms P-4 (or an acceptable blanket transfer letter to the RRC), and Forms T-4 if applicable, transferring the operational responsibility for the Operated Wells and Pipelines in which Seller has the right to transfer such responsibility;
(vii)	Seller shall deliver to Buyer, at Seller’s offices, such of the Books and Records as are feasible to be delivered at Closing and thereafter deliver the remainder of the Books and Records to Buyer as soon after Closing as is reasonably possible;
(viii)	Seller shall execute and deliver to Buyer an appropriate Bill of Sale for any titled trailers included in the Assets;
(ix)	Seller shall execute and deliver to Buyer the Side Letter Agreement; and
(x)	Seller shall execute and deliver to Buyer any and all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Buyer.

(b) At Closing, Buyer shall:

(i)	pay and deliver the Purchase Price in accordance with Section 2.4;
(ii)	deliver to Seller a certificate of Buyer, signed by an authorized officer of Buyer, certifying that the conditions set forth in Section 6.3 have been satisfied; and
(iii)	execute and deliver to Seller any and all other instruments, documents and other items, including the instruments listed in paragraph (a), above, as may be necessary for the assumption by Buyer of the rights and obligations with respect thereto, or as otherwise reasonably requested by Seller.

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ARTICLE VII
ADDITIONAL COVENANTS

7.1	Tax Matters.

(a) Subject to the provisions of Article VIII of this Agreement, Buyer shall be responsible, and agrees to hold harmless and indemnify the Seller Indemnified Parties, for all oil and gas production, severance, ad valorem and other similar Taxes with respect to the Assets for periods (or any portion thereof) or production after the Effective Time, in each case to the extent not taken into account under Section 2.3(a) but including the items described in Section 2.3(b).

(b) Buyer shall be liable for and shall indemnify Seller for, any sales and use Taxes, conveyance, transfer and recording fees and real estate transfer stamps or Taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit to the applicable Governmental Authority any sales or similar Taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor. If Seller receives notice that any sales and/or use Taxes are due, Seller shall promptly forward such notice to Buyer for handling.

(c) The parties agree to cooperate with each other as reasonably required after the Closing Date in connection with audits and other proceedings with respect to any Taxes relating to the Assets.

(d) Notwithstanding any other provision of this Agreement, the covenants and obligations set forth in this Section 7.1 shall survive until, and any claim for indemnification with respect thereto must be made prior to, the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).

(e) Notwithstanding anything contained in this Agreement, each party will be solely responsible for its own income and franchise Taxes arising out of or attributable to the Assets and the transactions contemplated by this Agreement.

(f) Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement, solely with respect to all or a portion of the Purchase Price, and/or that portion of the Assets associated therewith, to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations) (the “QI”) to accomplish this transaction, in whole or in part, as a like-kind exchange (“Like-Kind Exchange”) under Section 1031 of the Code. Buyer hereby (i) consents to Seller’s assignment described above, and (ii) if such an assignment is made, provided Buyer received timely notice thereof, Buyer agrees to pay all or a portion of the Purchase Price, when paid, into a qualified trust or escrow account as directed in writing by such Seller.

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(g) Buyer reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Assets to Buyer’s QI or to Buyer’s Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37) (the “QEAT”) in connection with effecting a Like-Kind Exchange.

(h) Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI or a QEAT shall not release either Seller or Buyer from, or expand, any of their respective liabilities and obligations to each other under this Agreement. The party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale or purchase, as applicable, of the Assets if such costs are the result of the other party’s Like-Kind Exchange, and the party electing to consummate the sale as a Like-Kind Exchange agrees to hold harmless and indemnify the other party from and against all claims, losses and liabilities, if any, resulting from the Like-Kind Exchange.

7.2	Casualty. If any Asset shall be materially damaged or destroyed by fire or other casualty before the Closing, either party may, at its option, and upon written notice prior to Closing to the other party elect to exclude such Asset from this Agreement. In the event that the Asset to be excluded pursuant to this Section 7.2 is the entirety of a Well or Lease, the Base Purchase Price shall be reduced by the Allocated Value of the portion of the Assets to be excluded. In the event that the Asset sought to be excluded is less than the entirety of a Well or Lease, the Base Purchase Price shall be reduced by a mutually agreed upon amount but not more than the Allocated Value of the entire Asset. If neither party elects to delete such Asset from this Agreement as aforesaid, Seller shall pay the deductible due under any insurance policy or policies insuring the same and deliver to Buyer, at the Closing, any insurance proceeds actually received by it by reason of such casualty, and assign to Buyer all of its right, title and interest in any claim under any applicable insurance policies in respect of such casualty.
7.3	Books and Records.

(a) No later than seven Business Days days after the Closing Date, Seller will deliver to Seller, at Buyer’s expense, any of the Books and Records not delivered to Buyer at Closing.

(b) Buyer will be entitled to the originals of the Books and Records, other than those books and records identified as Tax records, the originals of which will be retained by Seller. Buyer will preserve the Books and Records for a period of six years following the Closing and will allow Seller (or its representatives, consultants and advisors) reasonable access to such records at all reasonable times for a purpose reasonably related to (a) Seller’s ownership of the Assets or (b) the performance by Seller of its obligations, and the enforcement by it of its rights, hereunder. If Buyer desires to dispose of any such records prior to the expiration of the six-year period referenced above, Buyer shall provide notice of same to Seller, and Seller shall have a period of 10 days to deliver written notice to Buyer that Seller elects to have such records delivered to it (at Seller’s expense). If Seller fails to deliver such notice within the 10-day period referenced above, Buyer shall the right to dispose of the subject records.

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7.4	Service Marks. Buyer will have no right to use the name “Encana Oil & Gas (USA) Inc.”, or any derivative thereof, from and after Closing. All signage bearing such names must be changed within 30 days of the termination of the Transition Services Agreement.
7.5	Surety Bonds. Buyer shall release or cause to be released all of Seller’s surety bonds no later than one month following the Closing Date.
7.6	Other Party’s Funds. After the Closing, to the extent either Seller or Buyer receives any funds to which the other party is entitled by reason of its accrual before, or after, as applicable, the Effective Time, and the settlement of such funds is not otherwise provided for in this Agreement (as an adjustment on the Preliminary Settlement Statement, for example), the party receiving the funds shall promptly deliver such funds to the appropriate party. If either Seller or Buyer pays any cost or expense that is properly borne by the other party pursuant to this Agreement, and the payment is not otherwise adjusted pursuant to the Preliminary Settlement Statement or the Final Settlement Statement, the party responsible for such cost or expense shall reimburse, within 30 days of the date it receives notice of such payment, the party who made the payment.
7.7	Post-Closing Confidentiality. Buyer and Seller will each have the right to review and approve any press releases concerning the transaction contemplated by this Agreement that are to be made by the other Party within one month of the Closing Date. For a period of one year following Closing, all general notices, releases, statements and communications to the general public and the press relating to the transactions contemplated by this Agreement, if such notices or press releases mention the other Party by name, shall be made only at such times and in such manner as may be agreed upon in advance by Seller and Buyer; provided, however, that either Seller or Buyer or their respective affiliates shall be entitled to make a public announcement of the foregoing if, in the opinion of its legal counsel, such announcement is required to comply with Laws or any listing agreement with any national securities exchange or inter-dealer quotation system and if it first gives prior written notice to the other party hereto of its intention to make such public announcement and provides the opportunity for the other party to review and comment upon the content of such disclosure.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

8.1	Limitation on and Survival of Representations and Warranties.

(a) Buyer and Seller acknowledge and agree that no representations or warranties have been made by Buyer or Seller in connection with the transactions contemplated by this Agreement, except for those representations and warranties made in Article III and Article IV hereof.

(b) Subject to Section 8.5, all representations and warranties of Seller contained in this Agreement, or in any agreements or instruments executed in connection herewith or delivered pursuant hereto, shall otherwise survive the Closing for a period of twelve months (the “Survival Period”).

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(c) No party to this Agreement may pursue any remedy for the breach of any representation or warranty to the extent such party had notice of such breach prior to the Closing Date and such party proceeds with the Closing.

8.2	Indemnification by Seller.

(a) Subject to the limitations set forth in Sections 8.1 and 8.4, Seller hereby agrees to indemnify and hold Buyer and its employees, officers, directors and Affiliates (each a “Buyer Indemnified Party”) harmless from and against any and all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees) (collectively, “Losses”) imposed upon or incurred by any Buyer Indemnified Party as a result of or in connection with any of the following:

(i)	the breach of a representation or warranty made by Seller in this Agreement;
(ii)	the breach of, or default in the performance of, any covenant, agreement or obligation to be performed by Seller, in whatever capacity, pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto; and
(iii)	the Retained Liabilities.

(b) Within thirty (30) days after receipt by a Buyer Indemnified Party of notice of an Action or other event giving rise to a claim by Buyer (a “Buyer Claim”) with respect to which a Buyer Indemnified Party may be entitled to indemnification under this Section 8.2 the party receiving such notice shall notify (the “Buyer Claim Notice”) Seller in writing of the commencement of such Action or the assertion of such Buyer Claim. Seller shall have the option, and shall notify the Buyer Indemnified Party in writing within 10 Business Days after the date of the Buyer Claim Notice of their election, either: (A) to participate (at the expense of Seller) in the defense of such Action or Buyer Claim (in which case the defense of such Action or Buyer Claim shall be controlled by the Buyer Indemnified Party) or (B) to take charge of and control the defense of such Action or Buyer Claim (at the expense of Seller). If Seller elects to control the defense, it will not compromise or settle the Action or Buyer Claim if (i) the amount to be paid in settlement exceeds the Maximum Indemnity Amount or (ii) the settlement does not include a provision releasing the Buyer Indemnified Party from all liabilities with respect thereto. If Seller fails to notify the Buyer Indemnified Party of their election within the applicable response period, then Seller shall be deemed to have elected not to control the defense of such Action or Buyer Claim. If Seller elects to control the defense of any Action or Buyer Claim, the Buyer Indemnified Party shall have the right to employ separate counsel and participate in the defense of such Action or Buyer Claim, but the fees and expenses of such counsel shall be at the expense of the Buyer Indemnified Party.

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(c) If Seller does not control the defense of any Action or Buyer Claim, the Buyer Indemnified Party may only settle such Action or Buyer Claim with the prior written consent of Seller.

8.3	Indemnification by Buyer.

(a) Buyer hereby agrees to indemnify and hold Seller and its employees, officers, managers, members, and affiliates (each a “Seller Indemnified Party”) harmless from and against any and all Losses imposed upon or incurred by any Seller Indemnified Party (any of such Losses by Seller, a “Seller Claim”) as a result of or in connection with any of the following:

(i)	the breach of a representation or warranty made by Buyer in this Agreement;
(ii)	the breach of or default in the performance by Buyer of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto;
(iii)	the failure to obtain any consent to assign set forth on Schedule 3.2, other than the Required Consents;
(iv)	the Additional Liabilities; and
(v)	the Assumed Liabilities.

(b) Within 30 days after receipt by a Seller Indemnified Party of notice of the commencement of an Action or other event giving rise to a Seller Claim with respect to which a Seller Indemnified Party may be entitled to indemnification, the party receiving such notice shall notify (the “Seller Claim Notice”) Buyer in accordance with Section 11.5, in writing of the commencement of such Action or the assertion of such Seller Claim. Buyer shall have the option, and shall notify each indemnified party in writing within 10 Business Days after the date of the Seller Claim of its election, either: (i) to participate (at its own expense) in the defense of the Action or Seller Claim (in which case the defense of such Action or Seller Claim shall be controlled by the Seller Indemnified Party) or (ii) to take charge of and control defense of such Action or Seller Claim (at its own expense). If Buyer fails to notify the Seller Indemnified Party of its election within the applicable response period, then Buyer shall be deemed to have elected not to control the defense of such Action or Seller Claim. If Buyer elects to control the defense of any Action or Seller Claim, each Seller Indemnified Party shall have the right to employ separate counsel and participate in the defense of any such Action or Seller Claim.

(c) If Buyer does not control the defense of any Action or Seller Claim, then the Seller Indemnified Party or parties may only settle such Action or Seller Claim with the prior written consent of Buyer (not to be unreasonably withheld).

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8.4	Limitation of Liability.

(a) Seller is not obligated to indemnify the Buyer Indemnified Parties, and Buyer is not obligated to indemnify the Seller Indemnified Parties, unless and until the amount of all Losses incurred by Buyer, or by Seller, as the case may be, exceeds 1.5% of the Base Purchase Price, in which event the party seeking indemnity may recover all Losses incurred over and above such amount.

(b) Seller’s maximum liability for Losses under Section 8.2 and Buyer’s maximum liability for Losses under Section 8.3 shall be, in each case, 50% of the Purchase Price (the “Maximum Indemnity Amount”).

(c) In order to be effective, an Indemnification Claim must be made prior to the end of the Survival Period in writing to the party against whom it is sought to be enforced. Any such Indemnification Claim for which notice has been given prior to the end of the Survival Period may be prosecuted to conclusion notwithstanding the subsequent expiration of such period.

(d) Title Defects and Environmental Defects are not subject to the limitations set forth in this Section 8.4, but only to the separate limitations applicable to such defects as set forth in Exhibit A and Section 5.6, respectively.

(e) Notwithstanding the foregoing limitations on Seller’s liability, Seller retains all liabilities and obligations associated with the Excluded Assets and the matters set forth on Schedule 8.4.

8.5	Exclusive Remedies.

(a) Except as expressly provided in this Agreement with respect to Title Defects and Environmental Defects, Buyer’s sole and exclusive recourse against Seller after the Closing for any Loss or claim of Losses arising out of or relating to this Agreement shall be the indemnification provisions of Section 8.2.

(b) Buyer hereby acknowledges and agrees that Buyer’s sole remedy against Seller, its successors or assigns for any Title Defect and Environmental Defect is set forth in Exhibit A and Section 5.6, respectively.

(c) Notwithstanding the definitions of Assumed Liabilities and Retained Liabilities, the following matters will become Assumed Liabilities at Closing and Buyer will assume, be responsible for and be obligated to pay, all:

(i)	matters that would otherwise constitute a Title Defect or Environmental Defect but do not meet the definition of such terms, and all Losses associated with such matters, even if such matters would also constitute a breach of a representation or warranty of Seller set forth in Article III;
(ii)	all Title Defects and Environmental Defects that are identified by Buyer prior to the Defect Deadline but are not in excess of the Title Threshold or the Environmental Basket, even if such matters would constitute a breach of the a representation or warranty of Seller set forth in Article III; and

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(iii)	all Title Defects and Environmental Defects identified by Buyer prior to the Defect Deadline but for which the Base Purchase Price is adjusted pursuant to Section 2.3, even if such matters would also constitute a breach of a representation or warranty of Seller set forth in Article III.

(d) Any matter discovered by Buyer that would be a breach of a representation or warranty of Seller set forth in Article III, but that meets the definition of a Title Defect or Environmental Defect and such matter is not identified by Buyer in a timely-delivered notice to Seller prior to the Defect Deadline, or such matter is identified by Buyer but the matter is not addressed because the applicable defect is part of the basket of defects that is not in excess of the Title Threshold or the Environmental Basket, as applicable, or would be a Title Defect or Environmental Defect but does not meet the definition of such as used herein or is a matter for which the Base Purchase Price is adjusted pursuant to Section 2.3, will be deemed to be waived by Buyer for purposes of the conditions to the Closing set forth in Section 6.2(a).

8.6	Other Disclaimers.

(a) Buyer is aware that the Assets have been used for exploration, development, production, handling, transporting and/or processing of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or about the Assets or associated with the premises. Some equipment and sites included in the Assets may contain asbestos, hazardous substances, or naturally occurring radioactive material.

(b) Buyer disclaims any reliance on any interpretative material forming a part of the Assets.

8.7	Parties Constituting Buyer. Unless expressly stated otherwise in this Agreement, any obligation of “Buyer” in this Agreement is the obligation of all parties constituting “Buyer”, jointly and severally.

ARTICLE IX
TERMINATION

9.1	Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time, prior to the Closing only as follows:

(a) by mutual written consent of Buyer and Seller;

(b) by Seller if Buyer does not pay Seller the Deposit by the date set forth in Section 2.2(a);

(c) by Buyer or Seller if the Closing Date shall not have occurred on or before noon, Central standard time on January 31, 2012 (the “Termination Date”) (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing Date to occur on or before such date); or

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(d) by Buyer or Seller, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable.

9.2	Effect of Termination.

(a) Subject to the succeeding sentence of this Section 9.2, if this Agreement is terminated pursuant to Section 9.1 and the transactions contemplated by this Agreement are not consummated, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other; provided, however, the obligations contained in this Section 9.2 of this Agreement shall survive any such termination. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

(b) If Closing does not occur on or before the Termination Date due to Buyer’s breach or default hereunder or because Buyer fails to tender performance at Closing and Seller is ready, willing and able to proceed to Closing, Seller will be entitled to either:

(i)	enforce specific performance of this Agreement; or
(ii)	retain the Deposit and all interest earned thereon and terminate this Agreement.

(c) If Closing does not occur on or before the Termination Date due to Seller’s breach or default hereunder or because Seller fails to tender performance at Closing, and Buyer is ready, willing and able to proceed to Closing, Buyer will be entitled, at its sole election, to either:

(i)	enforce specific performance of this Agreement; or
(ii)	terminate this Agreement, in which case Seller will be required to return the Deposit.

(d) If Closing does not occur for any reason other than as set forth in Section 9.2(b) or 9.2(c), Seller will promptly return the Deposit to Buyer.

(e) The remedies set forth in this Section 9.2 shall be Seller’s sole and exclusive remedies for Buyer’s failure to Close hereunder, and Seller expressly waives any and all other remedies, legal and equitable, that it may otherwise have for Buyer’s failure to Close.

(f) Buyer and Sellers acknowledge that (i) the agreement contained in Section 9.2 is an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for performance of, the obligations described therein is reasonable and appropriate in all respects, and (iii) without the agreement contained in Section 9.2, neither Seller nor Buyer would enter into this Agreement.

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9.3	Extension; Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X
DISPUTE RESOLUTION

10.1	Disputes. Any dispute under this Agreement, other than disputes regarding a Title Defect or Environmental Defect (a “Dispute”) must be submitted to the dispute resolution procedures of this Article X and the resolution will be final and binding upon the parties. Any dispute may be submitted to these procedures upon the written request of the party seeking resolution.
10.2	Arbitration Panel. Any arbitration conducted under this Article X shall be conducted by a three member arbitration panel selected in accordance with this Section 10.2. Each party will select one arbitrator who is familiar by training and experience with the operation of oil and gas wells and business and land title issues common in the oil and gas industry. The third member must be an attorney who is un-Affiliated with the parties and whose practice deals with oil and gas issues (whether from a regulatory, operational or business perspective).
10.3	Submission to Arbitration.

(a) Any party may request arbitration by submitting a written request to the other party describing the Dispute to be arbitrated. The written request for arbitration must include the requesting party’s choice of a party arbitrator.

(b) The party receiving the notice must respond to the requesting party within 15 days of its receipt of the notice. The response must include its own choice of a party arbitrator.

(c) The two arbitrator’s so appointed must meet within 15 days of the date of the requesting party’s receipt of other party’s response letter to choose an attorney to serve as the third arbitrator. The two party arbitrators must use reasonable efforts to choose a third arbitrator who will be impartial and independent of the parties. The arbitration will commence within 30 days after the third member of the arbitration panel is selected.

(d) If the responding party fails or refuses to appoint an arbitrator, or the party arbitrators are unable to agree upon a third arbitrator, either party to this Agreement may request the Chief U.S. District Court Judge for the Northern District of Texas or such other person designated by such judge to select an arbitrator as soon as possible.

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(e) Any arbitration hearing, if one is desired by the arbitration panel, must be held in Dallas, Texas. The arbitration panel may elect to conduct the proceeding by written submissions from the parties with exhibits, including interrogatories, supplemented with appearances by the parties as the arbitration panel may desire. The arbitration proceeding, subject only to the terms hereof, should be conducted informally and expeditiously and in such a manner as to result in a good faith resolution as soon as reasonably possible under the circumstances. The arbitration will be conducted in accordance with the most current CPR Institute for Dispute Resolution rules.

(f) The award, and any other decision by the arbitration panel, must be by majority vote of the arbitrators. The decision of the arbitration panel with respect to any Dispute submitted to the arbitration panel will be reduced to writing, signed by each arbitrator and binding on the parties. Judgment upon the award(s) rendered by the arbitration panel may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement.

(g) Each party will bear its own legal fees and other costs incurred in presenting its respective case, and the fees and expenses of the arbitrator appointed by that party. The charges and expenses of the third arbitrator will be shared equally by Buyer and Seller.

10.4	Procedure.

(a) In fulfilling its duties hereunder, the arbitration panel may consult with and engage disinterested third parties to advise the arbitration panel including, without limitation, engineers, attorneys, accountants and consultants, and the fees and expenses of such third parties will be considered to be charges and expenses of the arbitration panel.

(b) The arbitration panel may not award punitive, consequential, special or incidental damages, including lost profits.

10.5	Replacement Arbitrator. Any replacement arbitrator, should one become necessary, will be selected in the same manner as the original arbitrators were selected.
10.6	Exclusivity. No lawsuit based on a Dispute under this Agreement may be instituted by either party, other than to compel arbitration proceedings or enforce the award of the arbitration panel.
10.7	Privileges. All privileges under Texas and federal law, including attorney-client and work-product privileges, will be preserved and protected to the same extent that such privileges would be protected in a federal or state court proceeding applying Texas or federal law, as the case may be.

ARTICLE XI
MISCELLANEOUS

11.1	Entire Agreement. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

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11.2	Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

(b) Buyer shall be solely responsible for all filings and recording of assignments and other documents which transfer any of the Assets to Buyer and for all fees connected with such filing or recording. Upon request, Buyer shall advise Seller of the pertinent recording data. Seller shall not be responsible for any loss to Buyer because of Buyer's failure to file or record any such documents correctly or promptly

11.3	Governing Law. This Agreement shall be construed and interpreted, and any dispute resolution with respect hereto will be conducted, according to the laws of the State of Texas without regard to the conflicts of law rules thereof.
11.4	Assignment. Prior to Closing, this Agreement and the respective rights of Seller and Buyer hereunder may not be assigned at any time except as expressly set forth herein without the prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding the preceding sentence, provided the original parties constituting Buyer remain liable hereunder for full performance hereof, EnerVest Holding, L.P. shall have the right to convey all of its rights, benefits, duties and obligations in, to and arising from this Agreement on or before Closing to one or more affiliated or associated limited partnerships the general partner of which is EnerVest, Ltd. (whether one or more, the “Co-Investment Fund”), and EV Properties, L.P., EnerVest Energy Institutional Fund XII-A, L.P., EnerVest Energy Institutional Fund XII-WIB, L.P., and EnerVest Energy Institutional Fund XII-WIC, L.P. shall have the right to convey a portion of their respective rights, benefits, duties and obligations in, to and arising from this Agreement on or before Closing to the Co-Investment Fund. In the event of any such conveyance, Schedule 1.1 shall be amended to reflect the revised Proportionate Shares. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
11.5	Notices.

(a) All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 11.5.

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(b) Notices to Seller:

Encana Oil & Gas (USA) Inc. 14001 North Dallas Parkway Suite 1100 Dallas, TX 75220 Attention: Vince Miller Telephone: (214) 723-7470
with a copy to:	Encana Oil & Gas (USA) Inc. 14001 North Dallas Parkway Suite 1100 Dallas, TX 75220 Attention: Barry Thomas Telephone: (214) 242-7350 Telecopy: (214) 231-8501

(c) Notices to Buyer, if made to the representative of Buyer named below, will be sufficient notice for any matter concerning this Agreement to all parties constituting Buyer:

EnerVest, Ltd.
1001 Fannin, Suite 800
Houston, TX 77002
Attention: Fabené Welch
Telephone: (713) 495-5386

With a copy to:	EnerVest, Ltd.
1001 Fannin, Suite 800
Houston, TX 77002
Attention: Philip Berry
Telephone: (713) 495-5315

11.6	Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

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11.7	Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
11.8	Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.
11.9	No Third-Party Reliance. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement, and Seller and Buyer assume no liability to any third party because of any reliance on the representations, warranties and agreements of Seller and Buyer contained in this Agreement.
11.10	Amendment. This Agreement may not be amended except by an instrument in writing signed by Buyer and Seller.
11.11	Further Assurances. The parties agree to take all such further actions and to execute, acknowledge, and deliver all such further documents as are necessary or useful to effectively convey, transfer to or vest in Buyer the Assets or to enable Buyer to realize upon or otherwise enjoy any of the Assets or to carry into effect the intent and purposes of the Agreement.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:
ENCANA OIL & GAS (USA) INC.,

By:	/s/ PAUL SANDER
Name:	Paul Sander
Title:	Vice President
Mid-Continent Business Unit

BUYER:
ENERVEST ENERGY INSTITUTIONAL FUND XII-A, L.P.

By:	EnerVest, Ltd.
Its General Partner
By:	EnerVest Management GP, L.P.
Its General Partner

By:	/s/ MARK A. HOUSER
Mark A. Houser
Executive Vice President and Chief Operating Officer

ENERVEST ENERGY INSTITUTIONAL FUND XII-WIB, L.P.

By:	EnerVest, Ltd.
Its General Partner
By:	EnerVest Management GP, L.P.
Its General Partner

By:	/s/ MARK A. HOUSER
Mark A. Houser
Executive Vice President and
Chief Operating Officer

ENERVEST ENERGY INSTITUTIONAL FUND XII-WIC, L.P.
By:	EnerVest, Ltd.
Its General Partner
By:	EnerVest Management GP, L.P.
Its General Partner

By:	/s/ MARK A. HOUSER
Mark. A. Houser
Executive Vice President and
Chief Operating Officer

ENERVEST HOLDING, L.P.

By:	EnerVest Operating, L.L.C.
Its General Partner

By:	/s/ MARK A. HOUSER
Mark A. Houser
Executive Vice President and
Chief Operating Officer

EV PROPERTIES, L.P.

By:	EV Properties GP, LLC,
Its General Partner

By:	/s/ MICHAEL E. MERCER
Michael E. Mercer
Senior Vice President and Chief Financial Officer

SCHEDULE OF DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

Action. “Action” means any action, claim, suit, litigation, arbitration or governmental investigation, judicial, administrative or otherwise.

Additional Liabilities. “Additional Liabilities” is defined in Section 1.3(b).

Affiliate. “Affiliate” means with respect to any specified person or entity, any person or entity that directly or indirectly controls, is controlled by or is under common control with such specified person or entity. For the purpose of the immediately preceding sentence, the terms "control", “controlled” and “under common control” mean the power to direct or cause the direction of the management of such person or entity, whether through the ownership of voting securities or by contract or agency or otherwise.

Agreement. “Agreement” is defined in the introductory paragraph.

Allocated Value. “Allocated Value” is defined in Section 2.6(b).

Antitrust Division. “Antitrust Division” is defined in Section 5.7.

Assets. “Assets” is defined in Section 1.1. “Asset” means any individual portion of the Assets.

Assignment. “Assignment” means the Assignment, Conveyance and Bill of Sale executed by Seller pursuant to this Agreement. The Assignment will be substantially in the form attached hereto as Exhibit B.

Assumed Liabilities. “Assumed Liabilities” is defined in Section 1.3.

AFE. “AFE” is defined in Section 3.8.

Barnett Shale Formation. “Barnett Shale Formation” means the correlative interval corresponding to that indicated between the measured depths of 8,057 feet and 9,196 feet on the electric log of the Little Brook Estate C3 well (API#42-121-316060), Denton County, Texas and the measured depths of 6,688 feet and 7,018 feet on the electric log of the Mercer Ranch 302H (Pilot) well (API#42-393-199201), Tarrant County, Texas.

Base Purchase Price. “Base Purchase Price” is defined in Section 2.1.

Books and Records. “Books and Records” is defined in Section 1.1(xi).

Business Day. “Business Day” means any day other than (i) a Saturday or Sunday; or (ii) a day on which commercial banks in New York, New York or Dallas, Texas, are closed.

Buyer. “Buyer” is defined in the introductory paragraph.

Buyer Claim. “Buyer Claim” means a claim for indemnification by Buyer pursuant to Section 8.2(b).

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Buyer Claim Notice. “Buyer Claim Notice” is defined in Section 8.2(b).

Buyer Indemnified Party. “Buyer Indemnified Party” is defined in Section 8.2(a).

Closing. “Closing” means the conference held at 10:00 a.m., local time, on the Closing Date, at the offices of Seller in Dallas, Texas, or such other location as the parties may mutually agree in writing.

Closing Date. “Closing Date” means December 20, 2011.

Code. “Code” means the Internal Revenue Code of 1986, as amended.

Co-Investment Fund. “Co-Investment Fund” is defined in Section 11.4.

Commission. “Commission” means the Railroad Commission of Texas.

Contracts. “Contracts” is defined in Section 1.1(ix).

Cure Period. “Cure Period” is defined in Exhibit A, Section 3.

Defect Deadline. “Defect Deadline” is defined in Section 5.6(a).

Defensible Title. “Defensible Title” means that the ownership of the applicable portion of the Assets is such that it would be acceptable to a reasonably prudent person familiar with the ownership and operation of oil and gas wells in Texas and does not expose the Buyer to an unreasonable risk of litigation.

Deposit. “Deposit” is defined in Section 2.2(a).

Dispute. “Dispute” is defined in Section 10.1.

Effective Time. “Effective Time” means 7:00 a.m. Central prevailing time on November 1, 2011.

Environmental Laws. “Environmental Laws” means any and all Laws, regulations or other requirements issued by a Governmental Authority, relating to public health or safety, or to pollution or protection of the environment or natural resources (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Toxic Substances Control Act (“TSCA”), the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act (“HMTA”), the Oil Pollution Act of 1990, all as amended, and any state laws implementing or analogous to the foregoing federal laws, and all other laws relating to or regulating emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (“PCBs”), oil and gas exploration and production wastes, brine, solid wastes, or toxic or Hazardous Substances or wastes.

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Environmental Liabilities. “Environmental Liabilities” means all liabilities that relate to the Assets with respect to the environment, whether or not caused by a breach of any Environmental Laws and whether or not resulting from operations conducted by Seller or any other party with respect to the Assets, including without limitation, liabilities related to the environment arising from:

(i) Transportation, storage, use or disposal of toxic or hazardous substances or hazardous, dangerous or non-dangerous oilfield substances or waste;

(ii) Release, spill, escape or emission of toxic or hazardous substances;

(iii) Any other pollution or contamination of or damage to the environment;

(iv) Damages and losses suffered by third parties (other than Seller’s employees and contractors) including without limitation, damage to property, personal injury and death); and

(v) Obligations to take action to prevent or rectify damage to or protect the environment.

For purposes of this Agreement, the “environment” means the air, the surface and subsurface of the earth, bodies of water, (including without limitation, rivers, streams, wetlands, lakes and aquifers) and plant and animal life.

Excluded Assets. “Excluded Assets” is defined in Section 1.2.

FCC. “FCC” is defined in Section 5.8(a)(iii).

Field Offices. “Field Offices” is defined in Section 1.1(xiii).

Final Settlement Statement. “Final Settlement Statement” is defined in Section 2.5(a).

Final Settlement Date. “Final Settlement Date” is defined in Section 2.5(b).

FTC. “FTC” is defined in Section 5.7.

FWB Area. “FWB Area” is defined in Recital A.

Governmental Authority. “Governmental Authority” means any federal, state, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

Hazardous Substances. “Hazardous Substances” means any substance or material which, if present in the environment could, under applicable law, require assessment, remediation, or corrective action including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products which are classified as hazardous, toxic, radioactive (including naturally occurring radioactive materials), dangerous, or otherwise regulated by, or form the basis for liability under, any Environmental Laws including but not limited to any polluting substances, hazardous wastes under RCRA, hazardous substances under CERCLA, toxic substances under TSCA, hazardous materials under HMTA, or comparable materials or classification under any other of the Environmental Laws.

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Hedging Transactions. “Hedging Transactions” is defined in Section 15.15.

HSR Act. “HSR Act” is defined in Section 5.7.

Hydrocarbons. “Hydrocarbons” is defined in Section 1.2(iv).

Imbalances. “Imbalances” means over-production or under-production or over-deliveries or under-deliveries with respect to gas produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, and imbalances under gathering or transportation agreements

Indemnification Claim. “Indemnification Claim” means Seller Claims and Buyer Claims, collectively.

Knowledge. “Knowledge” means, with respect to Seller, the actual or constructive knowledge of the persons listed on Schedule 9, without a duty of further investigation.

Lands. “Lands” is described in Section 1.1(a)(ii).

Laws. “Laws” means any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder, all of the foregoing as in effect on the date hereof.

Lease. “Lease” (individually) and “Leases” (collectively) are defined in Section 1.1(a)(i).

Lease Burdens. “Lease Burdens” means the royalties, overriding royalties, production payments, net profit interests, and all similar interests burdening the Leases or production therefrom, that are: (i) legally binding and enforceable at law or in equity; and (ii) the obligation with respect to which was created prior to the Effective Date, whether or not conveyed or of record prior to such date.

Liens. “Liens” means any lien, charge, encumbrance, or similar contractual right affecting a Lease to the benefit of a third party, other than the Lease Burdens.

Like Kind Exchange. “Like Kind Exchange” is defined in Section 7.1(f).

Losses. “Losses” is defined in Section 8.2(a).

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Material Adverse Effect. “Material Adverse Effect” or “Material Adverse Change” means a material adverse effect on or change in (or any development that, insofar as reasonably can be foreseen, is reasonably likely to have a material adverse effect on or change in) the Assets which has the effect of reducing the value of the Assets by an amount exceeding 1% of the Base Purchase Price, other than any change, circumstance or effect (i) relating to the economy or securities markets in general, (ii) resulting from international, national, regional, state or local economic conditions, (iii) affecting the oil and gas or energy industry generally, such as fluctuations in the price of oil or gas, (iv) resulting from the execution or performance of this Agreement or the announcement thereof; or (v) arising out of or related to Title Defects or Environmental Defects.

Maximum Indemnity Amount. “Maximum Indemnity Amount” is defined in Section 8.4.

MCLM Licenses. “MCLM Licenses” is defined in Section 5.8(a)(iii).

Net Revenue Interest. “Net Revenue Interest” means the decimal ownership of the lessee in production from a Lease, after deducting all applicable Lease Burdens.

Operated Wells. “Operated Wells” means the Wells operated by Seller.

Permitted Encumbrances. “Permitted Encumbrances” means:

(i) Liens, including without limitation, materialmen’s, mechanic’s, repairmen’s, employee’s, contractor’s, operator’s, Tax and other similar Liens arising pursuant to operations or in the ordinary course of business incidental to construction, maintenance, or operation of the Leases, so long as such Lien is discharged at or prior to Closing;

(ii) Lease Burdens that do not operate to (A) reduce the Net Revenue Interest of Seller in any Well or Valued Location to an amount less than that shown on Schedule2.6(a) for such Well or Valued Location or (B) increase the Working Interest of Seller in any Well or Valued Location to an amount greater than that shown on Schedule 2.6(a) for such Well or Valued Location without a proportionate increase in the Net Revenue Interest of such Well or Valued Location;

(iii) division orders and sales contracts relating to Hydrocarbons;

(iv) all rights to consent in favor third parties, other than Required Consents the consent with respect to which is not obtained prior to Closing;

(v) all rights to consent by, required notices to, and filings with or other actions by Governmental Authorities, if any, in connection with the change of ownership or control of an interest in any Lease or Well;

(vi)  easements, rights of way, servitudes, permits or the like and easements on, over or in respect of the Leases that are not such as to interfere materially with the current operation or use of the Leases;

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(vii) all other inchoate Liens affecting any of the Leases that individually or in the aggregate are customary in the industry and are not such as to interfere materially with the operation, value or use of any of the Leases, and which do not reduce the Net Revenue Interest in any of the Wells or Valued Locations to less than the applicable Net Revenue Interest set forth on any part of Schedule 2.6(a) and do not obligate Seller to bear costs and expenses relating to the maintenance, development and operation of any of the Wells or Valued Locations in an amount greater than the applicable Working Interest set forth on any part of Schedule 2.6(a) (without a corresponding increase in the Net Revenue Interest);

(viii) the terms and conditions of all Property Agreements, to the extent such terms and conditions do not decrease Seller’s Net Revenue Interest in the Barnett Shale Formation with respect to a Well or Valued Location to less than the Net Revenue Interest shown for such Well or Valued Location on Schedule 2.6(a) or increase Seller’s Working Interest in the Barnett Shale Formation with respect to a Well or Valued Location to more than the Working Interest shown for such Well or Valued Location on Schedule 2.6(a) without a proportionate increase in Seller’s Net Revenue Interest therein and do not materially interfere with the use and operation of the Assets for the exploration for, production and transportation of, Hydrocarbons;

(ix) all applicable Laws, rules and orders of any Governmental Authority;

(x) the failure to recite marital status in instruments affecting the chain of title;

(xi) defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for five years or more;

(xii) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another person’s superior claim of title to the relevant portion of the Assets;

(xiii) defects or irregularities that have been cured or remedied by applicable statutes of limitation;

(xiv) defects or irregularities in title which for a period of five years or more has not delayed or prevented Seller (or Seller’s predecessor, if owned by Seller less than five years) from receiving its Net Revenue Interest share of the proceeds of production or caused it to bear a share of expenses and costs greater than its Working Interest share from any Well (without a corresponding increase in Net Revenue Interest); and

(xv) inchoate Liens for Taxes not due and payable before the Closing Date.

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Person. “Person” means any individual, partnership, joint venture, trust, corporation, limited liability company or other legal entity.

Personal Property. “Personal Property” is defined in Section 1.1(vi).

Preliminary Settlement Statement. “Preliminary Settlement Statement” is defined in Section 2.4(a).

Property Agreements. “Property Agreements” means, to the extent affecting the Assets, the Contracts and the Surface Contracts but excluding the Transportation Agreements.

Proportionate Share. “Proportionate Share” is defined in Section 1.1.

Purchase Price. “Purchase Price” is defined in Section 2.2(a).

QEAT. “QEAT” is defined in Section 7.1(f).

QI. “QI” is defined in Section 7.1(e).

Radio Telemetry Assets. “Radio Telemetry Assets” is defined in Section 5.8(b).

Referral Firm. “Referral Firm” is defined in Section 2.5(b).

Required Consents. “Required Consents” is defined in Section 5.4(b).

Retained Liabilities. “Retained Liabilities” means, subject to the limitations set forth in Article VIII, all liabilities and obligations of Seller with respect to the Assets prior to the Effective Time.

Seller. “Seller” is defined in the introductory paragraph.

Seller Claim. “Seller Claim” means a claim to indemnification by Seller pursuant to Section 8.3(a).

Seller Claim Notice. “Seller Claim Notice” is defined in Section 8.3(b).

Seller Indemnified Party. “Seller Indemnified Party” is defined in Section 8.3(a).

Side Letter Agreement. “Side Letter Agreement” means that certain letter agreement providing for the ownership and operation of the Excluded Assets that are described on Schedule 1.2.

Surface Fee. “Surface Fee” is defined in Section 1.1(a)(v).

Taxes. “Taxes” means any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any Governmental Authority, including any interest, penalties, fines, assessments or additions imposed with respect to the foregoing.

Tax Returns. “Tax Returns” means any report, return, information statement, payee statement or other information required to be provided to any Governmental Authority, with respect to Taxes, including any return of an affiliated, combined or unitary group, and any and all work papers relating to any Tax Return.

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Termination Date. “Termination Date” is defined in Section 9.1(c).

Title Defect. “Title Defect” or “Title Defects” means any condition affecting a Well or Valued Location, other than Permitted Encumbrances, that now or in the future: (A) reduces Seller’s title to the Net Revenue Interest in the Barnett Shale Formation as shown on Schedule 2.6(a) for a Well or Valued Location to less than Defensible Title; (B) increases Seller’s Working Interest in the Barnett Shale Formation as set forth on Schedule 2.6(a) for such Well (other than increases that would result in the Net Revenue Interest in such Lease or Well being proportionately increased); or (C) imposes on any of the Leases or Wells any Lien, other than a Permitted Encumbrance.

Title Defect Mechanism. “Title Defect Mechanism” means the procedure whereby the Purchase Price is adjusted to compensate for variations in the Allocated Values caused by Title Defects. The Title Defect Mechanism is set forth in Exhibit A.

Transportation Agreements. “Transportation Agreements” is defined in Section 5.11(a).

Valued Location. “Valued Location” is defined in Section 2.6(a).

Water Wells. “Water Wells” is defined in Section 1.1(vii).

Well. “Well” or “Wells” is defined in Section 1.1(a)(iii), and includes the Operated Wells.

Working Interest. “Working Interest” means that interest which bears a share of all costs and expenses proportionate to the interest owned, associated with the exploration, development and operation of a Lease and the Wells associated therewith, that the owner of a Lease is required to bear and pay by reason of such ownership, expressed as a decimal.

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EXHIBIT A

PROCEDURE FOR CLAIMING TITLE DEFECTS AND ADJUSTING THE BASE PURCHASE PRICE

1.  Title Procedure. From the date this Agreement is executed until 5:00 pm on the Defect Deadline (the “Title Examination Period”), Buyer may make written claims in accordance with this Exhibit A with respect to any Title Defect claimed by Buyer.

2. Notice of Asserted Title Defects. From time to time prior to the expiration of the Title Examination Period, as soon as reasonably practic able following Buyer’s identification of Title Defects with respect to the Leases, Buyer will furnish to Seller written notices specifying in detail each matter which, in Buyer’s opinion, constitutes a Title Defect to a Well or Valued Location and which Buyer wishes to assert as a Title Defect, together with the value allocated to each such asserted Title Defect in accordance with this Title Defect Mechanism (the “Title Defect Amount”) as estimated by Buyer (each such notice being called a “Title Defect Notice”). The Title Defect Notice shall include all documents in support of Buyer’s assertion of a Title Defect.

3. Cure of Title Defects.

(a)	If Seller elects to cure a Title Defect set forth in a Title Defect Notice, then Seller may attempt to cure such Title Defect during the Cure Period. As used in this Agreement, “Cure Period” means that period of time from 5:00 p.m. on the date Seller receives the Title Defect Notice, until 5:00 p.m. on the date that is 90 days after the Closing Date. On or before expiration of the Cure Period, Seller may give Buyer written evidence of any curative actions which in Seller’s reasonable determination cure or reduce the Title Defect Amount of any Title Defect asserted by Buyer, including an explanation in reasonable detail of any claimed reduction in the Title Defect Amount.
(b)	Leases affected by Title Defects, if the Title Defects have been cured to Buyer’s reasonable satisfaction, will be referred to as “Cured Leases.”

4. Notice in Response to Buyer’s Notice. No later than the day that is three Business Days following the Defect Deadline, Seller shall give written notice to Buyer as to each asserted Title Defect (“Response Notice”), stating:

(a)	that it admits the existence of the Title Defect and accepts Buyer’s estimate of the Title Defect Amount, in which event, the Title Defect Amount will be deducted from the Base Purchase Price in accordance with Section 2.3(b) of the Agreement;
(b)	that it disputes the existence of the Title Defect or disagrees with the Title Defect Amount estimated by Buyer for such Title Defect, in which event, if such dispute is not resolved prior to Closing, the parties will proceed with Closing without adjustment to the Base Purchase Price and the dispute as to the Title Defect or Title Defect Amount will be handled in accordance with the procedures established in this Title Defect Mechanism; or

(c)	that it admits the existence of the Title Defect and Buyer’s estimate of the Title Defect Amount, but intends to cure the asserted Title Defect, in which event Buyer’s asserted Title Defect Value will be deducted from the Base Purchase Price, and:
(i)	the portion of the Assets affected by the Title Defect will not be conveyed to Buyer at Closing;
(ii)	Seller will have until the end of the Cure Period to attempt to cure, to Buyer’s reasonable satisfaction;

(1)	there will be a second Closing, on the Final Settlement Date. At the second Closing, Buyer will pay Seller for all portions of the Assets affected by Title Defects which have been cured to Buyer’s reasonable satisfaction by Seller during the Cure Period, and Seller will assign all such Assets to Buyer using the form of Assignment attached to the Agreement; and
(2)	any portions of the Assets affected by Title Defects, which Title Defects have not been cured by Seller as of the end of the Cure Period, will be treated for all purposes as if they were Excluded Assets.

5. Other Matters in Seller’s Response Notice. If Seller disagrees with Buyer’s assertion of the existence of a Title Defect or the Title Defect Amount with respect thereto, Seller’s Response Notice shall also specify in reasonable detail Seller’s grounds for such disagreement, the Title Defect Amount estimated by Seller therefor, or both, as the case may be. If not resolved, either Seller or Buyer may require that any unresolved dispute with respect to the existence of a Title Defect or the Title Defect Amount therefor be submitted to arbitration as provided in Section 8 of this Exhibit A.

6. Release. Except with respect to any claims arising under the limited warranty of title contained in the Assignment, Buyer shall not make any claims, and hereby fully and finally releases Seller from any liability, obligations or damages with respect to such claims, for Title Defects to the extent Buyer does not properly provide a Title Defect Notice for any such Title Defect prior to the end of the Title Examination Period.

7. Method of Determining Title Defect Amounts. Without limiting Seller’s right to dispute the existence of a Title Defect, the value of each Title Defect (the “Title Defect Amount”) for each asserted Title Defect shall be determined as follows:

(a)	If the Title Defect results from a Lien or similar encumbrance, other than a Permitted Encumbrance, the Title Defect Amount will be the amount of money required to remove the Lien or similar encumbrance.
(b)	If the Title Defect relates to failure of title to the entirety of a Lease, the Title Defect Amount shall be the sum of the Allocated Values of all Wells and Valued Locations associated with the applicable Lease and Seller shall have the Cure Period to cure such Title Defect. If the applicable Lease is a part of a pooled unit, the Title Defect Amount will be determined by multiplying the sum of the Allocated Values of all Wells and Valued Locations affected by the failure of the applicable Lease by a fraction representing the proportion that the applicable Lease bears to the entirety of the pooled unit.

(c)	If the Title Defect would result in Seller’s Net Revenue Interest in a Well or Valued Location being less than the interest shown for the relevant Well or Valued Location on Schedule 2.6(b) and Seller’s Working Interest in such well or Lease would not be proportionately reduced, the Title Defect Amount will be an amount equal to the product of the Allocated Value for the relevant Well or Valued Location, multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect.
(d)	If the Title Defect results from any matter not described in paragraphs (a), (b) or (c) above, then the Title Defect Amount shall be a portion of the Allocated Value for affected Well or Valued Location, said portion to be equal to the difference between the value of Seller’s title to the applicable Lease, Well or Valued Location without such Title Defect and with such Title Defect (assuming the value without such Title Defect to be the Allocated Value specified for the applicable Well(s) and Valued Location(s)) and Buyer and the Seller agree to negotiate in good faith to determine such Title Defect Amount.
(e)	If a Title Defect is not currently effective or does not affect Seller’s title to a Lease, Well or Valued Location throughout the entire useful life of such Lease, Well or Valued Location, such fact shall be taken into account in determining the Title Defect Amount.
(f)	If any Title Defect is reasonably susceptible of being cured at a cost less than the Title Defect Amount determined in subsections (a) through (e), the Title Defect Amount shall be the actual cost and expense of curing such Title Defect.

8. Arbitration.

(a)	If Buyer or Seller elects to submit any dispute to arbitration as specifically provided in this Exhibit A, then such party shall notify the other party in writing. Within 15 days, Seller and Buyer agree to jointly select an arbitrator. The arbitrator shall be an experienced oil and gas attorney, familiar by training and experience with U.S. oil and gas legal and business matters including titles and oil and gas transactions. This person shall be the sole arbitrator (the “Arbitrator”) to hear and decide all existing disputes regarding asserted Title Defects and Title Defect Amounts. The Arbitrator chosen shall be impartial and independent of the parties. If Seller and Buyer are unable to agree on the Arbitrator within the fifteen-day period, upon request by either party, the Referral Firm shall promptly select an Arbitrator with the qualifications set forth in this paragraph.

(b)	Any arbitration hearing, if one is desired by the Arbitrator, shall be held in Dallas, Texas, or such other location as may be acceptable to both parties and the Arbitrator. The Arbitrator may elect to conduct the proceeding by written submissions from the Seller and Buyer with exhibits, including interrogatories, supplemented with appearances by Buyer and Seller as the Arbitrator may desire. The arbitration proceeding, subject only to the terms hereof, shall be conducted informally and expeditiously and in such a manner as to result in a good faith resolution as soon as reasonably possible under the circumstances. The decision of the Arbitrator with respect to such remaining disputed matters shall be reduced to writing and binding on the parties. Judgment upon the award(s) rendered by the Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. Seller and Buyer, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the Arbitrator shall be borne one-half by Seller and one-half by Buyer.
(c)	The arbitration shall commence as soon as possible after the Arbitrator is selected in accordance with the provisions of this Exhibit A. In fulfilling his or her duties with respect to determining the amount of a Title Defect Amount, the Arbitrator may consider such matters as, in the opinion of the Arbitrator, are necessary or helpful to make a proper valuation; however, the Arbitrator shall be bound by those factors set forth in Section 8 of this Exhibit A. Furthermore, the Arbitrator may consult with and engage disinterested third parties to advise the Arbitrator including, without limitation, geologists, geophysicists, petroleum engineers, title and oil and gas lawyers, accountants and consultants, and the fees and expenses of such third parties shall be considered to be charges and expenses of the Arbitrator. The sole remedy in any arbitration award shall be resolution of alleged Title Defects and Title Defect Amounts which shall then be applied as provided in this Exhibit A and the Arbitrator shall not award any other remedy, including, without limitation, equitable relief, actual damages, consequential, exemplary or punitive damages, attorneys’ fees or interest reflecting the time value of money.
(d)	Any replacement Arbitrator, should one become necessary, shall be selected in accordance with the procedure provided above for the initial selection of an Arbitrator.
(e)	As to any determination of amounts owing under the terms of this Exhibit A, no lawsuit based on such claimed amounts owing shall be instituted by either Buyer or Seller, other than to compel arbitration proceedings or enforce the award of the Arbitrator.
(f)	All privileges under state and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal or state court proceeding applying state or federal law, as the case may be.

9. Title Defect Remedies. Seller’s sole responsibility and Buyer’s sole and exclusive remedy for the reduction in value of Seller’s title to a Lease, Well or Valued Location resulting from the existence of a Title Defect shall be as provided in this Exhibit A and Seller shall not be liable for any Losses in respect of Title Defects and Title Defect Amounts, except to the extent provided under this Exhibit A; provided, however, such limitations shall not apply to any breach of the limited warranty of title contained in the Assignment.

10. Limitations of Title Defect Amount. Notwithstanding the foregoing:

(i)	No matter that would otherwise constitute a Title Defect will be considered as a Title Defect for purposes of this Agreement unless the Title Defect Amount with respect to such matter exceeds $20,000; and
(ii)	there shall be no adjustment to the Base Purchase Price in accordance with this Exhibit A unless and until the Title Defect Amounts exceed 1.5% of the Base Purchase Price (the “Title Threshold”) in the aggregate, in which event the Base Purchase Price shall be adjusted for all Title Defect Amounts above the Title Threshold.

11. Capitalized Terms. Capitalized terms used herein, if not defined herein, will have the meaning given to such term in the Agreement or the Schedule of Definitions.

EXHIBIT B

FORM OF

ASSIGNMENT, CONVEYANCE AND BILL OF SALE

This ASSIGNMENT, CONVEYANCE AND BILL OF SALE (“Assignment”) is executed this ____ day of ___________, 2011, and is from ENCANA OIL & GAS (USA) INC., a Delaware corporation, having an address at 14001 N. Dallas Pkwy., Suite 1100, Dallas, Texas, 75240 (“Seller”) to ENERVEST, LTD., a Delaware limited partnership and the other parties named on Exhibit A, attached hereto and made a part hereof (collectively, “Buyer” and each individually a “Buyer Party”), with an address at [________________________]. Seller and Buyer each may be referred to in this Assignment individually as a “Party” and collectively as the “Parties.”

BACKGROUND

Seller owns interests in certain oil and gas leases and wells located in Bosque, Denton, Wise, Tarrant, Parker, Hood and Johnson Counties, Texas (the “FWB Area”).

Pursuant to that certain Purchase Agreement, dated as of November [_], 2011 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), between Seller and Buyer, Seller has agreed to sell, assign, convey, transfer and deliver all of the right, title and interest in the Assets (as defined below) to Buyer at and as of the Effective Time, and Buyer has agreed to purchase and acquire such Assets from Seller, all as more fully described in the Agreement. Any other capitalized term not otherwise defined in this Assignment shall have the meaning set forth for such term in the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

GRANTING AND RESERVATION CLAUSES; HABENDUM CLAUSE

1.1. Grant. For Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which each Party hereby acknowledges, Seller has granted, transferred, bargained, sold, conveyed, and assigned, and does hereby grant, transfer, bargain, sell, convey, and assign to Buyer, in the proportions set forth next to each Buyer Party’s name on Exhibit A, for all purposes at and as of 7:00 am Central Time on November 1, 2011 (the “Effective Time”), Seller’s interest in and to the following (collectively, the “Assets”):

(i)	All oil and gas leases, fee mineral interests, and other similar interests of Seller in the FWB Area, whether or not described on Exhibit B, including all subsurface depths owned by Seller in such interests and all amendments, ratifications and extensions (individually, a “Lease” and collectively, the “Leases”);

(ii)	without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) in and to the oil, gas and other minerals in and under or that may be produced from the lands covered by the Leases, whether or not such lands and interests are described by reference to an instrument set forth on Exhibit B (collectively, the “Lands”);
(iii)	all oil, condensate, natural gas of Seller in the FWB Area, whether or not described on Exhibit C, whether producing, operating, shut-in or temporarily abandoned, operated or not operated by Seller (individually, a “Well” or collectively, the “Wells”);
(iv)	all severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids, carbon dioxide and other hydrocarbons and substances of every kind and description produced from the Wells (collectively, “Hydrocarbons”), and either (a) in pipelines on the Effective Time or (b) sold on or after the Effective Time and all proceeds attributable thereto;
(v)	all right, title and interest in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all casing, tubing, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, gathering systems, plants and other equipment) located on the Lands or the Surface Fee (other than any such personal property consumed in the ordinary course of business following the Effective Time) and used in connection with the exploration, development, operation or maintenance of the Assets;
(vi)	water wells drilled by Seller in connection with the drilling or completion of the Wells, as set forth on Exhibit D (the “Water Wells”);
(vii)	all easements, rights-of-way and surface agreements owned by Seller and used in the operation of the Wells or related to pipelines owned by Seller in the FWB Area, whether or not set forth on Exhibit E, and all personal property associated with any such pipelines (the “Surface Contracts”),
(viii)	other than the Leases, the Surface Contracts, the Transportation Agreements and the Pipeline Contracts, all of the contracts, commitments, agreements, and arrangements that relate to the Assets, whether or not set forth on Exhibit F (the “Contracts”);
(ix)	those franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by Governmental Authorities and all certificates of convenience or necessity, immunities, privileges, grants and other rights, that relate to the Assets or the ownership or operation thereof (collectively, the “Permits”), provided, however, that Buyer's right with respect to Permits shall be limited to the receipt, by Buyer, of the benefit of the rights and privileges of Seller with respect to such Permits as an owner of the Assets to which such Permits relate, in each case only to the extent related to Buyer’s interest in the Assets, but excluding however any Permits to the extent transfer thereof is restricted by third party agreement or applicable law and the necessary consent to transfer is not obtained, or the Buyer has not agreed in writing to pay the fee or other consideration required for such transfer;

(x)	the leases with respect to the leased gas compression equipment listed on Exhibit G;
(xi)	all books, records, files, or copies thereof, in Sellers’ possession relating to the Assets, including geological, geochemical, plats, surveys, maps, cross-sections, seismic and geological interpretations, production records, electric logs, cuttings, cores, core data, pressure data, decline and production curves, well files and related matters, division of interest records, lease files, joint operating agreements, title opinions, abstracts, lease operating statements, other accounting information, gas marketing information, gas balancing information, but excluding all (A) Tax Returns, (B) all geophysical, geologic and seismic records and interpretations other than those Seller has the clear right to transfer, (C) computer software, and (D) work product of the Sellers’ attorneys except title opinions and information relating to any assumed litigation (subject to such exclusions, collectively, the “Books and Records”);
(xii)	the leases associated with Seller’s offices that are described on Exhibit H (the “Field Offices”); and
(xiii)	the office furniture, desktop computers and network servers (but not the data or software thereon) and computer peripherals such as monitors, printers and other equipment and desktop telephone equipment, if physically located in the Field Offices and owned by Seller and may be transferred to Buyer at no cost to Seller (unless Buyer agrees to pay any such costs).

1.2. Excluded Assets. Seller hereby reserves to itself, and does not assign to Seller, the Excluded Assets (as defined in the Agreement).

1.3. Habendum. TO HAVE AND TO HOLD, subject to the terms, exceptions and other provisions herein stated, the Assets unto Buyer and its successors and assigns forever.

1.4. Representations and Warranties. This Assignment is made with warranty of title by, through and under Seller, but not otherwise. Seller hereby grants and transfers to Buyer, to the extent transferable, the right of full substitution and subrogation to, the benefits of, and the right to enforce, all covenants and warranties which Seller is entitled to enforce with respect to the Assets.

ARTICLE II

MISCELLANEOUS

2.1. Governing Agreement. This Assignment is expressly made subject to the terms and provisions of the Agreement. The delivery of this Assignment shall not affect, enlarge, diminish, or otherwise impair any of the representations, warranties, covenants, conditions, indemnities, terms, or provisions of the Agreement. In the event of a conflict between the terms and provisions of this Assignment and the terms and provisions of this Agreement, the terms and provisions of this Assignment shall govern and control.

2.2. Assumption of Plugging Obligations. Buyer hereby agrees to assume, and does assume, all of Seller’s obligations to properly plug and abandon the Wells, restore the surface of the lands associated therewith, and otherwise comply with all applicable reclamation requirements, according to the terms of the Leases and the rules and regulations of governmental authorities having jurisdiction.

2.3. Assumption of Other Obligations. Subject to the terms of the Agreement, Buyer hereby assumes, as of the Effective Date, all of the costs, obligations and liabilities of Seller that relate to the Assets, including, without limitation, the terms, conditions and obligations of all agreements and contracts, including, but not limited to, all Surface Contracts, Pipeline Contracts, Contracts and Leases (including, but not limited to, royalties, overriding royalty interests, production payments, net profits interests, carried working interests or similar burdens binding on the Leases).

2.4. Disclaimer. The Parties agree that to the extent required to be operative, the following disclaimers of certain warranties contained in this paragraph are “conspicuous” disclaimers for the purposes of any applicable law, rule or order, to wit: Except as set forth herein or in the Agreement, this Assignment is made and accepted upon the understanding and agreement that the personal property conveyed hereby is sold and assigned and accepted by Buyer AS IS, WHERE IS, in its current condition, without any warranties whatsoever, express, implied or statutory, of marketability, quality, condition, merchantability or fitness for a particular purpose or use, all of which warranties are expressly disclaimed.

2.5. Further Assurances. The Parties agree to take all such further actions and to execute, acknowledge, and deliver all such further documents as are necessary or useful to effectively convey, transfer to or vest in Buyer the Assets or to enable Buyer to realize upon or otherwise enjoy any of the Assets or to carry into effect the intent and purposes of the Agreement and this Assignment.

2.6. Successors and Assigns. The provisions of this Assignment shall bind and inure to the benefit of Seller and Buyer and their respective successors and assigns.

2.7. GOVERNING LAW. THIS ASSIGNMENT AND THE LEGAL RELATIONS BETWEEN SELLER AND BUYER HEREUNDER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

2.8. Exhibits. All exhibits and schedules attached hereto are hereby made a part hereof and incorporated herein by this reference. References in such exhibits to instruments on file in the public records are notice of such instruments for all purposes. Unless provided otherwise, all recording references in such exhibits and schedules are to the appropriate records of the counties in which the Assets are located.

2.9. Captions. The captions and article and section numbers in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment.

2.10. Counterparts,. This Assignment may be executed in one or more originals for recording in multiple counties, but all of which together shall constitute one and the same instrument. Exhibit A may be redacted for filing in each county, such that the exhibit filed in any county will describe only those properties in that county. Other Exhibits may also be redacted for recording purposes. A complete copy of this Assignment, with all Exhibits, is in the possession of both Buyer and Seller.

This Assignment is executed and delivered on the date set forth above, to be effective for all purposes as of the Effective Time.

SELLER

ENCANA OIL & GAS (USA) INC.

__________________________________________

By:

Name:

BUYER

ENERVEST, LTD.

By: Enervest, Ltd. GP, its general partner

By: _______________________________________

Name:

Title:

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